Exhibit 10.40

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE, MANUFACTURING AND SUPPLY AGREEMENT

This Agreement (“AGREEMENT”) is made and entered into December 22, 2006 (the “EFFECTIVE DATE”) by and between Nektar Therapeutics AL, Corporation, having its principal place of business at 490 Discovery Drive, Huntsville, AL 35806 (“NEKTAR AL”), and Regado Biosciences, Inc., having its principal place of business at 324 Blackwell Street, Suite 420, Durham, North Carolina 27701 (“COMPANY”). NEKTAR AL and COMPANY may be referred to herein individually as a “PARTY” and collectively as the “PARTIES.”

RECITALS

WHEREAS, COMPANY is in the business of developing, making, marketing and selling pharmaceutical products for the treatment of diseases;

WHEREAS, NEKTAR AL has proprietary technology useful for attaching poly(ethylene) glycol-based molecules to pharmaceutical compounds;

WHEREAS, COMPANY desires to obtain a license under certain of NEKTAR AL’s intellectual property rights and proprietary technology to make, have made, use, sell, offer for sale and import the SELECTED PRODUCT (as defined herein) throughout the world, under the terms and conditions specified herein;

WHEREAS, pursuant to the Cross-License and License Option Agreement entered into by and between NEKTAR AL, Inhale Therapeutic Systems, Inc., and Enzon, Inc. (“ENZON”) on January 7, 2002 (the “CROSS-LICENSE AGREEMENT”), NEKTAR AL obtained certain rights under ENZON’S proprietary PEGYLATION technology to make, have made, use, sell, offer to sell and import certain REAGENTS for research and development purposes, and an option to obtain a worldwide license (if available) under such ENZON technology to make, have made, use, offer for sale, sell and import certain products;

WHEREAS, COMPANY desires to obtain a sublicense under ENZON’S proprietary PEGYLATION technology to make, have made, develop, sell, offer for sale and import the SELECTED PRODUCT (as defined herein) throughout the world under the terms and conditions specified herein;

WHEREAS, NEKTAR AL is also engaged in the business of manufacturing bulk quantities of PEG reagents used in the manufacture of pharmaceutical products;

WHEREAS, COMPANY desires NEKTAR AL to manufacture and supply bulk quantities of SELECTED REAGENT (as defined herein) to COMPANY, and NEKTAR AL agrees to undertake such manufacture and supply of SELECTED REAGENT, all in accordance with and subject to the terms and conditions specified below.

04/09/2013

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this AGREEMENT, the PARTIES agree as follows:

AGREEMENT

1.	Definitions

1.1	“2002 ENZON AFFILIATES” has the meaning set forth in Section 1.24.

1.2	“AFFILIATE” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person or entity. For purposes of this definition only, “control,” “controlled by” and “under common control with” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.3	Intentionally left blank.

1.4	“APTAMER INVENTIONS AND DATA” means INVENTIONS and data in the field of chemical entities resulting from CONJUGATION of a REAGENT to an aptamer by means of PEGYLATION, wherein for clinical utility each such chemical entity is intended to be commercialized with another chemical entity that serves as an antidote.

1.5	“CLAIMS” has the meaning set forth in Section 12.1.1.

1.6	“CMO” has the meaning set forth in Section 1.70.

1.7	“COMBINATION PRODUCT” has the meaning set forth in Section 7.2.1.

1.8	“COMMERCIALLY REASONABLE EFFORTS” shall mean those efforts consistent with the reasonable efforts that would be typically exerted by a similarly situated biotechnology or pharmaceutical company in pursuing the development and commercialization of products of a similar nature and comparable market and profit potential as SELECTED PRODUCT.

1.9	“COMPANY CORE TECHNOLOGY” means: (i) the composition of the THERAPEUTIC AGENT or the SELECTED PRODUCT; (ii) methods of using the THERAPEUTIC AGENT or the SELECTED PRODUCT for therapeutic,

diagnostic or preventative purposes; and (iii) methods of making the THERAPEUTIC AGENT or the SELECTED PRODUCT but, in each case, specifically excluding PEGYLATION of any REAGENT (including SELECTED REAGENT) to or with a therapeutic agent (including the THERAPEUTIC AGENT).

1.10	“COMPANY CORE TECHNOLOGY INVENTIONS” has the meaning set forth in Section 13.6.

1.11	“COMPANY INDEMNITEE” has the meaning set forth in Section 12.1.1.

1.12	“COMPANY KNOW-HOW” means all KNOW-HOW CONTROLLED by COMPANY that is necessary or useful for NEKTAR AL in connection with NEKTAR AL’s performance of its obligations under this AGREEMENT. COMPANY PATENT RIGHTS are excluded from the definition of COMPANY KNOW-HOW.

1.13	“COMPANY PATENT RIGHTS” means all PATENTS and PATENT APPLICATIONS CONTROLLED by COMPANY that are necessary for NEKTAR AL in connection with NEKTAR AL’s performance of its obligations under this AGREEMENT.

1.14	“CONFIDENTIAL INFORMATION” has the meaning set forth in Section 9.1.

1.15	“CONJUGATION”, with correlative meanings for “CONJUGATE” and “CONJUGATED”, means covalent chemical bonding.

1.16	“CONTRACT MANUFACTURER” has the meaning set forth in Section 4.6.1.

1.17	“CONTROL(LED)” means the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any THIRD PARTY.

1.18	“CROSS-LICENSE AGREEMENT” has the meaning set forth in the Recitals.

1.19	“DEFAULT” has the meaning set forth in Section 11.4.3.

1.20	“DISCLOSING PARTY” means the PARTY disclosing CONFIDENTIAL INFORMATION to the other PARTY hereunder.

1.21	1.21 “DOLLAR(S)” means United States dollars.

1.22	“EMEA” means the European Medicines Agency, and any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products, biological therapeutic products and delivery systems in the European Union.

1.23	“ENZON” has the meaning set forth in the Recitals.

1.24	“ENZON PATENTS” means (a) all patent applications owned or CONTROLLED by ENZON or its AFFILIATES that were AFFILIATES of ENZON as of January 7, 2002 (the “2002 ENZON AFFILIATES”) that pertain to PEGYLATION and that (i) were filed on or before January 7, 2002, or (ii) directly or through other PATENT APPLICATIONS, claim priority to any PATENT APPLICATION that was filed on or before January 7, 2002; and (b) all PATENTS owned or CONTROLLED by ENZON or the 2002 ENZON AFFILIATES that pertain to PEGYLATION and that cover the composition, manufacture, or use of the SELECTED PRODUCT, that (I) have issued on or before January 7, 2002, or (II) issue from any PATENT APPLICATION included in clause (a). For clarity, excluded from ENZON PATENTS are PATENTS and PATENT APPLICATIONS claiming the use of PEG for purposes other than PEGYLATION. Further excluded from ENZON PATENTS are claim 16 of U.S PATENT 5,312,808, claim 26 of U.S. Patent 5,478,805, and claims 18 and 48 of U.S. PATENT 5,650,388, and the foreign equivalents of such claims. The ENZON PATENTS include those listed on Schedule VII.

1.25	“FAILURE” has the meaning set forth in Section 4.6.1.

1.26	“FDA” means the United States Food and Drug Administration or any successor entity that may be established hereafter which has substantially the same authority or responsibility currently vested in the United States Food and Drug Administration.

1.27	“FIELD” means the treatment, prevention or diagnosis of human diseases or conditions, other than Hemophilia A, by means of a pharmaceutically active substance administered by subcutaneous injection, intramuscular injection or intravenous administration (including by infusion), provided, however, that if an alternative method of administering SELECTED PRODUCT is utilized, then such alternative method shall be deemed to be included within the FIELD.

1.28	“FIRST COMMERCIAL SALE” means, with respect to SELECTED PRODUCT, the first sale by COMPANY or its AFFILIATE or SUBLICENSEE to a THIRD PARTY following receipt of MARKETING AUTHORIZATION in the country of sale; provided, however, that SELECTED PRODUCT shipped by COMPANY or its AFFILIATE or SUBLICENSEE to a THIRD PARTY prior to receipt of MARKETING AUTHORIZATION therefor in a particular country where such SELECTED PRODUCT is intended for sale shall be deemed for the purposes hereof a FIRST COMMERCIAL SALE to the extent such SELECTED PRODUCT is sold to a THIRD PARTY for sale in that country after such MARKETING AUTHORIZATION is obtained.

1.29	“ICH Q7A” has the meaning set forth in Section 5.2.

1.30	“INVENTIONS” means any and all ideas, concepts, methods, procedures, processes, improvements, inventions and discoveries, whether or not patentable, that are conceived or made in the course of the performance of activities conducted after the EFFECTIVE DATE in the exercise of rights granted under or the performance of this AGREEMENT.

1.31	“JOINT INVENTION” has the meaning set forth in Section 13.3.

1.32	“JOINT PATENT APPLICATIONS” and “JOINT PATENTS” have the meanings set forth in Section 13.8.

1.33	“KNOW-HOW” means all technical, scientific and other know-how, data, materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, machines, manufactures, compositions of matter, improvements, protocols, techniques, works of authorship, and results of experimentation and testing (whether or not patentable) in written, electronic, oral or any other form.

1.34	“LAW(S)” means any local, state or federal rule, regulation, statute or law in any jurisdiction relevant to the activities undertaken pursuant to this AGREEMENT or applicable to either of the PARTIES with respect to any matters set forth herein.

1.35	“MARKETING AUTHORIZATION” means the requisite governmental approval for the marketing and sale, and, if applicable, pricing and reimbursement, of SELECTED PRODUCT in a given country.

1.36	“NDA” means a New Drug Application filed with the FDA, a marketing authorization application filed with the EMEA, or any equivalent filed with the regulatory authorities in any other jurisdiction to obtain, approval for marketing SELECTED PRODUCT in such country or territory, but excluding any pricing or reimbursement approvals.

1.37	“NEKTAR AL CORE TECHNOLOGY” means: (i) the composition of REAGENTS (including SELECTED REAGENT) by themselves; (ii) methods of using REAGENTS (including SELECTED REAGENT) by themselves or in combination; (iii) methods of making, processing, analyzing or characterizing REAGENTS (including SELECTED REAGENT); (iv) methods of attaching one or more REAGENTS (including SELECTED REAGENT) to or associating one or more REAGENTS (including SELECTED REAGENT) with or to any therapeutic agent (including the THERAPEUTIC AGENT); (v) methods of directing or determining the point of attachment of one or more REAGENTS (including SELECTED REAGENT) to or associating one or more REAGENTS (including SELECTED REAGENT) with or to any therapeutic agent (including the THERAPEUTIC AGENT); (vi) the composition of any product (excluding SELECTED PRODUCT) obtained by attaching or associating one or more REAGENTS (including by PEGYLATION and including SELECTED REAGENT) to or with any therapeutic agent; and (vii) methods of making, formulating, combining, processing, using, analyzing or characterizing two (2) or more REAGENTS (including SELECTED REAGENT) in combination.

1.38	“NEKTAR AL CORE TECHNOLOGY INVENTIONS” has the meaning set forth in Section 13.4.

1.39	“NEKTAR AL INDEMNITEE” has the meaning set forth in Section 12.1.2.

1.40	“NEKTAR AL KNOW-HOW’ means all KNOW-HOW CONTROLLED by NEKTAR AL as of the EFFECTIVE DATE or during the TERM of this AGREEMENT that (i) pertains to PEGYLATION and covers the development, manufacture, import, sale, offer for sale or use of SELECTED PRODUCT, or use of SELECTED REAGENT to make, have made, use, sell, offer for sale, or import SELECTED PRODUCT, and (ii) subject to Section 1.42 below, is necessary for COMPANY to exercise its rights under the license granted in Section 2.1 of this AGREEMENT. NEKTAR AL PATENT RIGHTS are excluded from the definition of NEKTAR AL KNOW-HOW.

1.41	“NEKTAR AL PATENT RIGHTS” means all of the PATENTS and PATENT APPLICATIONS CONTROLLED by NEKTAR AL as of the EFFECTIVE DATE or during the TERM which (i) pertain to PEGYLATION and cover the composition, manufacture, sale, import or use of SELECTED PRODUCT, or the use of SELECTED REAGENT to develop, make, have made, use, sell, offer for sale, or import SELECTED PRODUCT, and (ii) subject to Section 1.42 below, are necessary to make, have made, use, sell, have sold, offer for sale and import SELECTED PRODUCT pursuant to the license set forth in Section 2.1. Schedule VI sets forth the status of the PATENT APPLICATIONS and PATENTS included in the. NEKTAR AL PATENT RIGHTS as of the EFFECTIVE DATE. Schedule VI may be updated from time to time to list any other PATENTS or PATENT APPLICATIONS which may become included in the NEKTAR AL PATENT RIGHTS.

1.42	“NEKTAR AL LICENSED TECHNOLOGY” means, collectively, the NEKTAR AL PATENT RIGHTS and NEKTAR AL KNOW-HOW. For clarity, it is understood that neither the NEKTAR AL KNOW-HOW nor the NEKTAR AL PATENT RIGHTS shall include non-injectable formulation or delivery technologies, methods of making or delivering non-injectable formulations, or methods of administration other than administration by injection. For example, the NEKTAR AL LICENSED TECHNOLOGY shall not include PATENTS or KNOW-HOW specifically directed to pulmonary or oral delivery systems. However, the FIELD (including for purposes of Section 2.1) includes the sale and use of the SELECTED PRODUCT via any route of administration for which the SELECTED PRODUCT is utilized.

1.43

“NET SALES” means the amount invoiced (or in the absence of an invoice, received) by COMPANY, its AFFILIATES or its SUBLICENSEES for the sale to THIRD PARTIES of SELECTED PRODUCT less the following, to the extent included in the amount invoiced: (i) customary trade, cash and quantity credits, discounts, refunds or rebates actually allowed and taken; (ii) allowances actually given for the returned SELECTED PRODUCT, retroactive price reductions and chargebacks; (iii) packaging, handling fees, freight and insurance, if separately identified on the invoice; (iv) government-mandated and other rebates; (v) value added tax, sales, use or turnover taxes, excise taxes and customs duties included in the invoiced price; and (vi) amounts reserved in accordance with generally accepted accounting principles for uncollectible accounts, provided that such amounts shall not exceed one percent (1%) of the aggregate gross amount invoiced on account of sales of SELECTED PRODUCT by COMPANY, its AFFILIATES or SUBLICENSEES to THIRD PARTIES during the relevant calendar quarter in respect of which royalties are being calculated. NET SALES shall be deemed to accrue upon the date of the invoice for SELECTED PRODUCT. In addition, NET SALES by COMPANY or its AFFILIATES or SUBLICENSEES hereunder are subject to the following:

(a)	In the case of pharmacy incentive programs, hospital performance incentive program charge backs, disease management programs, similar programs or discounts on “bundles” of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were accrued, or if such basis cannot be determined, proportionately to the list prices of such products;

(b)	In the case of any sale or other disposal of SELECTED PRODUCT by COMPANY to an AFFILIATE, for resale, the NET SALES shall be calculated as above on the amount received or invoiced on the first arm’s length sale to a THIRD PARTY;

(c)	In the event of a sublicense as to SELECTED PRODUCT, NET SALES will be calculated with respect to sales of SELECTED PRODUCT by the SUBLICENSEE to a THIRD PARTY (and not with respect to sales of SELECTED PRODUCT by COMPANY to the SUBLICENSEE); and

(d)	If COMPANY or its AFFILIATES or SUBLICENSEES make a sale or other disposal of SELECTED PRODUCT to a customer in a particular country other than on normal commercial terms or as part of a package of products and services, or if COMPANY or its AFFILIATES or SUBLICENSEES make a sale of SELECTED PRODUCT at a price less than would have been obtained in an arm’s length transaction, the NET SALES of SELECTED PRODUCT shall be deemed to be “the fair market value” of SELECTED PRODUCT (i.e., the value that would have been derived had SELECTED PRODUCT been sold as a separate product to a similar customer in the country concerned on normal commercial terms).

1.44	“NON-DISCLOSURE AGREEMENT” means that agreement entered into between the PARTIES on September 27, 2004, as amended, providing for confidential treatment of the PARTIES’ information.

1.45

“PARTNERING REVENUES” means any and all of the following cash consideration that COMPANY or its AFFILIATES are to receive in consideration of the grant of a sublicense under the NEKTAR AL LICENSED TECHNOLOGY or grant of other commercialization rights with respect to SELECTED PRODUCT in a PARTNERING TRANSACTION: up-front payment, payment upon signing, or initial license fees or other upfront payments; license renewal, maintenance or similar payments, milestone and success payments; premiums or excess (beyond those standard or reasonable in the industry) on reimbursements of genuine and actual costs incurred by COMPANY or its AFFILIATES for past and/or future internal or external research, development, manufacturing and/or commercialization activities (including, without limitation, premiums or excess (beyond those standard or reasonable in the industry) on costs for reagents, materials, equipment, salaries, testing, clinical trials, insurance, other administration costs and any overhead reasonably attributable to such activities); PREMIUMS ON EQUITY for purchases of securities of COMPANY or its AFFILIATES; discounts from fair market value for any purchases of securities of the relevant SUBLICENSEE or its affiliated entities; and other payments in excess of reimbursement of actual costs of past and/or future internal or external research, development, manufacturing, patent prosecution and/or commercialization activities incurred by COMPANY or its AFFILIATES. For clarity, PARTNERING REVENUES shall not include consideration received (1) as royalties or similar amounts payable as a percentage of net or gross sales (other than prepaid royalties or similar amounts payable as part of the first payment that COMPANY or its AFFILIATES receive following effectiveness of the definitive agreement with respect to the PARTNERING TRANSACTION), (2) on reimbursements of genuine and actual costs incurred by COMPANY or its AFFILIATES for past and/or future internal or external research, development, manufacturing and/or commercialization activities (including, without limitation, costs for reagents, materials, equipment, salaries, testing, clinical trials, insurance, patent costs, other administration costs and any overhead reasonably attributable to such activities), (3) for purchases of securities of COMPANY or its AFFILIATES, except for PREMIUMS ON EQUITY, (4) for bona fide loans or credit, (5) for grants of rights other than rights for the SELECTED PRODUCT and (6) for a sale of substantially all of the business or assets of COMPANY (whether by merger, sale of stock, sale of assets or otherwise) to which this AGREEMENT pertains. In addition, “PARTNERING REVENUES” shall be reduced by the amount of withholding taxes or other amounts that are deducted from the amount actually received by COMPANY and by the amount of operating expenses incurred by COMPANY with respect to such PARTNERING TRANSACTION.

1.46	“PARTNERING TRANSACTION” means a transaction pursuant to which (i) COMPANY grants to a THIRD PARTY a sublicense under any or all of COMPANY’s license rights to the NEKTAR AL LICENSED TECHNOLOGY pursuant to Section 2.1 or the ENZON PATENTS pursuant to Section 2.2, or (ii) COMPANY or its AFFILIATES grant to a THIRD PARTY any rights to distribute, promote, market, or sell the SELECTED PRODUCT. For the purposes of clarity, PARTNERING TRANSACTION shall not include a sale of substantially all of the business or assets of COMPANY (whether by merger, sale of stock, sale of assets or otherwise) to which this AGREEMENT pertains.

1.47	“PARTNERING UPFRONT REVENUE” means, with respect to any PARTNERING TRANSACTION, the first payment of PARTNERING REVENUES that COMPANY or its AFFILIATES receive following effectiveness of the definitive agreement with respect to such PARTNERING TRANSACTION. It is understood that PARTNERING UPFRONT REVENUE shall not include any other PARTNERING REVENUES that COMPANY receives in a PARTNERING TRANSACTION, other than such first payment, which first payment shall include any PARTNERING REVENUES received by COMPANY or its AFFILIATES within the first six (6) months following effectiveness of the definitive agreement with respect to such PARTNERING TRANSACTION.

1.48	“PATENT” means: (i) any letters patent and utility models including any extension, substitution, registration, confirmation, reissue, supplemental protection certificate, re-examination or renewal thereof; and (ii) to the extent valid and enforceable rights are granted by a governmental authority thereunder, a PATENT APPLICATION (and in each case any foreign counterpart thereto).

1.49	“PATENT APPLICATION” means an application for letters patent, including a provisional application, converted provisional application, continuation application, a continued prosecution application, a continuation-in-part application, a divisional application, a re-examination application, and a reissue application (and in each case any foreign counterpart thereto).

1.50	“PEG” means poly(ethylene) glycol.

1.51	“PEGYLATION”, with a correlative meaning “PEGYLATED” or to “PEGYLATE”, means the CONJUGATION of REAGENTS (including without limitation CONJUGATION through linking groups) with or to other materials, including, but not limited to proteins, peptides, oligonucleotides, biomolecules, small molecules, therapeutic agents (including THERAPEUTIC AGENT), diagnostic agents, imaging agents, implanted devices, and equipment. “PEGYLATION” shall include the synthesis, derivatization, characterization, and modification of PEG for such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of REAGENTS, or products (including without limitation the SELECTED PRODUCT) incorporating such REAGENTS by means of CONJUGATION (but excluding, in the case of PEGYLATED therapeutic agents (including the SELECTED PRODUCT), all physical components of such products other than the attached REAGENT and the chemical linkage by which such REAGENT is attached to such products). For clarity, PEGYLATION shall not include the attachment or association of REAGENTS with or to other materials by means other than CONJUGATION.

1.52	“PERSON” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed in this definition.

1.53	“PHASE II CLINICAL TRIAL” means a controlled clinical trial, conducted in accordance with 21 C.F.R. §312.21(b) (or the equivalent LAWS and regulations in jurisdictions outside the United States).

1.54	“PIVOTAL TRIAL,” also known as a Phase 3 clinical trial, means a controlled or uncontrolled clinical trial, conducted in accordance with § 21 C.F.R. 312.21(c) (or the equivalent LAWS and regulations in jurisdictions outside the United States), that is conducted after preliminary evidence suggesting effectiveness has been obtained, that is of an expanded size and designed to establish that a product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and to support MARKETING AUTHORIZATION of such product, including physician labeling, of such product.

1.55	“PPI” has the meaning set forth in Section 6.4.1.

1.56	“PREMIUMS ON EQUITY” shall mean a price per share (subject to adjustments for stock splits and the like) for capital stock in excess of the Fair Market Value, where the “Fair Market Value” equals: (i) if the capital stock is traded on a national exchange (e.g., NYSE, NASDAQ or similar regulated exchange), then the lesser of (A) the closing sale price of a share of such capital stock as reported on the national exchange on the trading day immediately prior to announcement of the applicable transaction or (B) average closing sale price of a share of such capital stock as reported on the national exchange for the five (5) trading days immediately preceding, and the five (5) trading days including and following, the date of the announcement of the applicable transaction; or (ii) if the capital stock is not traded on a national exchange, the amount determined in good faith by the COMPANY’s Board of Directors to be the then current fair market value of such capital stock based upon timing, market and other relevant conditions.

1.57	“PRODUCTION COMMITTEE” means the committee described in Section 16.1.

1.58	“PURCHASE PRICE” has the meaning set forth in Section 6.4.1.

1.59	“QUALITY AGREEMENT” means the quality agreement attached hereto as Schedule IV that is negotiated in good faith and entered into by the PARTIES.

1.60	“REAGENT” means a PEG derivative used in the manufacture of a pharmaceutical or diagnostic product or medical device, including SELECTED REAGENT.

1.61	“RECIPIENT” means the PARTY receiving CONFIDENTIAL INFORMATION hereunder.

1.62	“RESPONSIBLE PARTY” has the meaning set forth in Section 13.8.

1.63	“ROYALTY RATE” has the meaning set forth in Section 7.2.

1.64	“ROYALTY TERM” means, with respect to SELECTED PRODUCT in each country in the TERRITORY, the period of time commencing on the date of the FIRST COMMERCIAL SALE of SELECTED PRODUCT in such country and expiring upon the later of: (a) ten (10) years thereafter; or (b) the expiration of the last-to-expire VALID PATENT CLAIM covering the manufacture, use, importation, offer for sale or sale of the SELECTED PRODUCT or the SELECTED REAGENT in such country.

1.65	“SELECTED PRODUCT” means the chemical entity resulting from the CONJUGATION of the SELECTED REAGENT to the THERAPEUTIC AGENT by means of PEGYLATION, as formulated, packaged and sold in finished form.

1.66	“SELECTED PRODUCT ANTIDOTE” has the meaning set forth in Section 7.2.2.

1.67	“SELECTED REAGENT” means N-hydroxysuccinimide ester of bis-(Methoxypoly (ethylene glycol) MW 20,000)-modified lysine (mPEG2-NHS 40K).

1.68	“SOLE INVENTION” has the meaning set forth in Section 13.3.

1.69	“SPECIFICATIONS” means the specifications for SELECTED REAGENT that are agreed in writing by the PARTIES and set forth in the QUALITY AGREEMENT.

1.70	“SUBLICENSEE” means any PERSON, excluding AFFILIATES, to which COMPANY grants a sublicense under any NEKTAR AL LICENSED TECHNOLOGY and/or ENZON PATENTS to develop, make and sell SELECTED PRODUCT, with respect to units that are manufactured and then sold by such PERSON other than to COMPANY. As used in this AGREEMENT, “SUBLICENSEE” shall also include any PERSON (other than an AFFILIATE) to whom COMPANY has granted only the right to market, promote and/or distribute SELECTED PRODUCT, provided that such person or entity is responsible for marketing and/or promotion of SELECTED PRODUCT within its distribution territory. For the purposes of clarity, a SUBLICENSEE shall not include any person or entity with whom COMPANY contracts solely for the purpose of manufacturing the SELECTED PRODUCT (a “CMO”), or any PERSON who provides services to such a CMO.

1.71	“TERRITORY” means the world.

1.72	“TERM” has the meaning set forth in Section 2.1.

1.73	“THERAPEUTIC AGENT” means the specific aptamer identified in Schedule I.

1.74	“THIRD PARTY” means any entity other than NEKTAR AL, COMPANY, or a SUBLICENSEE of COMPANY, and the respective AFFILIATES of each of them.

1.75	“VALID NEKTAR AL PATENT CLAM” means either: (a) a claim of an issued and unexpired PATENT included within the NEKTAR AL PATENT RIGHTS that has not been (i) canceled with prejudice, (ii) declared invalid or unenforceable by an irreversible and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) admitted to be invalid or unenforceable through disclaimer or otherwise, or (iv) abandoned; or (b) a claim of a pending PATENT APPLICATION included within the NEKTAR AL PATENT RIGHTS filed and kept pending in good faith and that has not been (i) canceled with prejudice, (ii) withdrawn from consideration (unless and until resubmitted or refiled), (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned.

1.76	“VALID ENZON PATENT CLAIM” means (a) a claim of an issued PATENT included within the ENZON PATENTS that has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (iv) been abandoned; or (b) a claim filed and kept pending in good faith that is included in a published PATENT APPLICATION included within the ENZON PATENTS that has been pending for less than five (5) years from the date such claim was filed and that substantially corresponds to an issued claim in the United States included in (a) and that has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable governmental authority (and from which no appeal is or can be taken), or (iv) abandoned.

1.77	“VALID PATENT CLAIM” means a VALID ENZON PATENT CLAIM and/or a VALID NEKTAR AL PATENT CLAIM.

1.78	Each of the following additional terms shall have the meaning described in the corresponding section of this AGREEMENT indicated below:

Term	Section
AGREEMENT	First Paragraph
COA	6.1
COMPANY	First Paragraph
CROSS-LICENSE AGREEMENT	Recitals
EFFECTIVE DATE	First Paragraph
ENZON	Recitals
JOINT PATENTS	13.8
NEKTAR AL	First Paragraph
PARTY(IES)	First Paragraph
SUBSTANTIAL PHARMACEUTICAL COMPANY	2.4.1(b)

1.79	The following schedules are attached hereto and incorporated in and are deemed to be an integral part of this AGREEMENT:

Schedule I	CHEMICAL NAME OF THERAPEUTIC AGENT

Schedule II	MILESTONES

Schedule III	CLINICAL DEVELOPMENT TIMELINES

Schedule IV	QUALITY AGREEMENT

Schedule V	INITIAL REAGENT PURCHASE PRICE

Schedule VI	NEKTAR AL PATENT RIGHTS

Schedule VII	ENZON PATENTS

Schedule VIII	APPROVED CMOS

2.	Licenses and Sublicenses

2.1	License to COMPANY. Subject to the terms and conditions of this AGREEMENT, NEKTAR AL hereby grants to COMPANY, for the term of this AGREEMENT (the “TERM”), a worldwide, exclusive, royalty-bearing license, with the right to grant and authorize sublicenses as provided in Section 2.4, under NEKTAR AL’s interest in the NEKTAR AL LICENSED TECHNOLOGY solely to make, have made, import, use, offer for sale, sell and otherwise exploit SELECTED PRODUCT in the FIELD and in the TERRITORY. For clarity, the foregoing license does not include the right to make or have made SELECTED REAGENT.

2.2	Sublicense to COMPANY. Subject to the terms and conditions of this AGREEMENT, NEKTAR AL hereby grants to COMPANY, until the last-to-expire VALID ENZON PATENT CLAIM of the applicable ENZON PATENTS, a sole, worldwide, royalty-bearing sublicense, with the right to grant sublicenses as provided in Section 2.4, under those rights NEKTAR AL has to the ENZON PATENTS, solely to make, have made, import, use, offer for sale, and sell in the FIELD and in the TERRITORY the SELECTED PRODUCT. For clarity, the foregoing sublicense does not include the right to make or have made SELECTED REAGENT. Such sublicense shall be subject to the retained rights of ENZON and ENZON’s AFFILIATES to practice all the inventions described and claimed in the ENZON PATENTS for the conduct of research and development (such purposes not including in connection with human clinical CONFIDENTIAL trials) of pharmaceutical products that it is developing either itself, with its AFFILIATE, or in conjunction with a THIRD PARTY.

2.3	License to NEKTAR AL. COMPANY hereby grants to NEKTAR AL, for the TERM, a non-exclusive, worldwide, royalty-free license under COMPANY KNOW-HOW and COMPANY PATENT RIGHTS only to the extent useful or necessary for NEKTAR AL to fulfill its obligations under this AGREEMENT.

2.4	Grant of Sublicenses by COMPANY.

2.4.1	(a) COMPANY shall have the right to grant and authorize sublicenses under the license and sublicense granted in Section 2.1 and 2.2, respectively, to any SUBLICENSEE, AFFILIATE or CMO, provided that: (i) under each sublicense, each such SUBLICENSEE, AFFILIATE or CMO shall be subject to terms and conditions that are subordinate to, and not in conflict with, the terms and conditions of this AGREEMENT as applicable; (ii) subject to Section 2.4.1(b), each sublicense shall, at NEKTAR AL’s option, terminate upon the termination or expiration of this AGREEMENT; (iii) COMPANY’s grant of any sublicense shall not relieve COMPANY from any of its obligations under this AGREEMENT; (iv) COMPANY shall remain liable for any breach of this AGREEMENT caused by a SUBLICENSEE, AFFILIATE or CMO; and (v) promptly after entering into any sublicense agreement with a SUBLICENSEE, COMPANY shall promptly provide NEKTAR AL with a copy of such sublicense agreement, the terms of which agreement may be redacted except to the extent reasonably necessary for NEKTAR AL to confirm compliance with this AGREEMENT.

(b) In the event of any termination of this AGREEMENT, other than as a result of expiration under Section 15.1 or termination under Sections 15.3 (but, in the case of a termination under Section 15.3 only with respect to a challenge of the NEKTAR AL PATENT RIGHTS, only with respect to challenge by the SUBLICENSEE) or 15.4, such sublicenses shall terminate unless NEKTAR AL consents to such sublicense surviving, which consent may be withheld at NEKTAR AL’s sole discretion; provided that (i) such sublicenses with SUBSTANTIAL PHARMACEUTICAL COMPANIES, up to a maximum of two (2) such SUBLICENSEES, shall survive and continue in effect without requiring such consent, (ii) in each case the survival of such sublicense shall be conditioned upon the SUBLICENSEE agreeing in writing to be bound by the terms of this Agreement as such terms apply to the SUBLICENSEE, such that the SUBLICENSEE is in direct privity and such SUBLICENSEE is responsible for payments that become due as a result of such SUBLICENSEE’s activities after the date of such termination, and (iii) if this AGREEMENT has been terminated by NEKTAR AL under Section 15.2, each such SUBLICENSEE shall (A) cure any default or breach of COMPANY that was the basis for such termination either: (1) within the cure periods provided for in Section 15.2 or, (2) if such SUBLICENSEE has notified NEKTAR AL in writing, prior to the expiration of the cure periods provided for in Section 15.2, that it wishes to cure any default or breach of COMPANY that was the basis for such termination, then SUBLICENSEE shall cure any default or breach of COMPANY that was the basis for such termination within thirty (30) days after the date of such termination for nonpayment, or within ninety (90) days after the date of such termination for any other breaches or defaults, and (B) otherwise be in good standing with regard to its obligations under its sublicense, or have cured any default or breach under such sublicense within the cure period provided for therein. For such purposes, “SUBSTANTIAL PHARMACEUTICAL COMPANY” is a company that, on a consolidated basis, had revenues from sales of pharmaceutical products of at least One Hundred Million DOLLARS ($100,000,000) in the last full fiscal year prior to the grant of such sublicense by COMPANY.

2.4.2	Notwithstanding the provisions of Section 2.4.1, COMPANY may not sublicense any NEKTAR AL LICENSED TECHNOLOGY to a SUBLICENSEE that, at the time such sublicense is granted or such contract is entered into, is a competitor of NEKTAR AL. A competitor of NEKTAR AL shall mean any THIRD PARTY who is in the business of (a) manufacturing or supplying PEG or REAGENTS to THIRD PARTIES, or (b) attaching PEG or PEG derivatives to pharmaceutical or biotechnology products for THIRD PARTIES, including licensing to THIRD PARTIES intellectual property or technology pertaining to attachment of PEG or REAGENTS to pharmaceutical or biotechnology products; and which in each case is not a SUBSTANTIAL PHARMACEUTICAL COMPANY whose sales of pharmaceuticals, on a consolidated basis, were at least Five Billion DOLLARS ($5,000,000,000) in the last full fiscal year prior to the grant of such sublicense. The PARTIES further agree that on the EFFECTIVE DATE the companies listed in Schedule VIII, together with any additional entities proposed by COMPANY and approved in writing by NEKTAR AL (which approval will not be unreasonably withheld), are not competitors of NEKTAR AL.

2.4.3	Notwithstanding the provisions of Section 2.4.1, COMPANY may not sublicense any ENZON PATENTS to a PERSON that at the time such sublicense is granted is a party to a then-pending action for infringement of a patent owned or CONTROLLED by ENZON.

2.5	ENZON PATENTS. COMPANY agrees and acknowledges that the sublicense granted under Section 2.2 is subject to the following limitations and conditions:

2.5.1	COMPANY shall place appropriate patent and/or patent pending markings for the ENZON PATENTS on the SELECTED PRODUCT, or if such marking cannot be affixed to the SELECTED PRODUCT itself, on the packaging for such SELECTED PRODUCT, the content, form, size, location and language to be in accordance with the laws and practices of the country where such markings are required;

2.5.2	COMPANY shall have no enforcement rights with respect to the ENZON PATENTS;

2.5.3	Subject to any prior termination, such sublicense shall remain in effect until the expiration of the last-to-expire VALID ENZON PATENT CLAIM that, but for the grant of such sublicense, would be infringed by the manufacture, use, import, offer for sale, or sale of the SELECTED PRODUCT; and

2.5.4	Such sublicense shall terminate if NEKTAR AL’s rights to the ENZON PATENTS pursuant to the CROSS-LICENSE AGREEMENT with ENZON terminates for any reason.

2.6	NEKTAR AL Research Rights and Limitations. Notwithstanding anything to the contrary in this AGREEMENT and without limiting any other retained rights, the license and sublicense granted under Section 2.1 and 2.2, respectively, shall be subject to the retained right of NEKTAR AL and its AFFILIATES: (i) to practice the NEKTAR AL LICENSED TECHNOLOGY for the conduct of research and development of products that it is developing either itself or with others; (ii) to develop, make, have made, use, sell, offer for sale, import and license products other than SELECTED PRODUCT, including products containing SELECTED REAGENT; and (iii) to perform their respective obligations to THIRD PARTIES set forth in agreements existing as of the EFFECTIVE DATE.

2.7

No Implied Rights or Licenses. Neither PARTY grants to the other any rights or licenses, including without limitation to any NEKTAR AL LICENSED TECHNOLOGY or other intellectual property rights, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this AGREEMENT. Other than as expressly provided for herein, COMPANY may not develop, make, have made, use, sell, offer for sale or import SELECTED REAGENT, nor may COMPANY copy, distribute, reverse engineer (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), self, lease, license or otherwise transfer, modify, adapt or create derivatives of SELECTED REAGENT. COMPANY shall ensure that all of its AFFILIATES, SUBLICENSEES, CMOS, contractors, agents and employees are subject to the same restrictions and limitations with respect to the SELECTED REAGENT as set forth in this Section 2.7. For purposes of clarity, it is understood that to “modify, adapt or create derivatives” shall mean to synthesize a REAGENT using the SELECTED REAGENT as its starting material or through a program of chemical synthesis specifically based on the SELECTED REAGENT. In addition, notwithstanding the foregoing, it is understood that COMPANY (and its AFFILIATES, SUBLICENSEES, CMOS, contractors, agents and employees) shall be free to conduct any testing and characterization of SELECTED PRODUCT following completion of the step of CONJUGATION of the SELECTED REAGENT to the THERAPEUTIC AGENT, including without limitation testing and characterization of the reaction mixture in which the SELECTED PRODUCT was produced (where said reaction mixture may contain unreacted SELECTED REAGENT and/or THERAPEUTIC AGENT), that is reasonably necessary for COMPANY or its SUBLICENSEES to obtain MARKETING AUTHORIZATION in a jurisdiction, even if such testing and characterization necessarily includes the testing and characterization of SELECTED REAGENT. It is further understood that COMPANY shall be free to conduct any testing and characterization of the SELECTED REAGENT reasonably necessary for quality control and quality assurance purposes, including without limitation for purposes of determining conformance of a shipment with the SPECIFICATIONS. COMPANY agrees that it and its AFFILIATES and SUBLICENSEES may use all information and data generated by COMPANY as a result of conducting the testing and characterization of SELECTED PRODUCT permitted in this Section 2.7 to develop, manufacture, obtain MARKETING AUTHORIZATION in a jurisdiction and commercialize the SELECTED PRODUCT (including for quality control and quality assurance purposes in connection with SELECTED PRODUCT), and for no other purpose that is not expressly permitted under this Agreement.

2.8	Mutual Covenant. Each PARTY covenants and agrees that, with respect to SELECTED PRODUCT, (i) it and its AFFILIATES shall not use or practice the intellectual property rights licensed under this AGREEMENT except as expressly permitted by this AGREEMENT and (ii) any use or practice of the intellectual property rights licensed under this AGREEMENT except as expressly permitted by this AGREEMENT that results in material harm to the other PARTY shall constitute a material breach of this AGREEMENT. Notwithstanding the foregoing, each PARTY covenants and agrees to cease any such non-permitted use and to take all actions necessary to assign to the other PARTY any inventions made through use or practice of such PARTY’s intellectual property rights outside the scope of the license rights granted hereunder.

2.9	COMPANY Covenants.

2.9.1	COMPANY hereby represents and warrants that: (a) it is not a party to an action for infringement of a patent owned or CONTROLLED by ENZON that is pending on the EFFECTIVE DATE; and (b) it has not been in negotiations with ENZON for a license under the ENZON PATENTS with respect to the THERAPEUTIC AGENT.

2.9.2

COMPANY hereby covenants that it will refrain from judicially challenging the validity or enforceability of any ENZON PATENTS with respect to the SELECTED PRODUCT and will contractually restrict its AFFILIATES, SUBLICENSEES and CMOS from similarly challenging the validity or enforceability of the ENZON PATENTS with respect to the SELECTED PRODUCT. If COMPANY or its AFFILIATES, SUBLICENSEES or CMOS challenges the ENZON PATENTS that are sublicensed hereunder: (a) COMPANY shall pay for all attorney’s fees, costs of suit, and other out-of-pocket expenses incurred by ENZON and/or

NEKTAR AL in resisting or opposing such challenge if such challenge is not successful; and (b) COMPANY’s and its AFFILIATES’, SUBLICENSEES’ and CMOS’ sublicense rights to such ENZON PATENTS shall automatically terminate. The provisions of this Section 2.9.2 shall not apply if COMPANY or its AFFILIATES, SUBLICENSEES or CMOS challenge the validity or enforceability of any ENZON PATENTS that are not sublicensed hereunder as a defense against ENZON claiming that the manufacture, use or sale of products, other than the SELECTED PRODUCT, infringes PATENTS owned or CONTROLLED by ENZON.

2.9.3	COMPANY hereby covenants that it will not judicially challenge the validity or enforceability of any NEKTAR AL PATENT RIGHTS and will contractually restrict its AFFILIATES, SUBLICENSEES and CMOS from judicially challenging the validity or enforceability of the NEKTAR AL PATENT RIGHTS, in each case with respect to the SELECTED PRODUCT. If COMPANY or its AFFILIATES, SUBLICENSEES or CMOS judicially challenge the NEKTAR AL PATENT RIGHTS: (a) COMPANY shall pay for all attorney’s fees, costs of suit, and other out-of-pocket expenses incurred by NEKTAR AL in resisting or opposing such challenge if such challenge is not successful; and (b) COMPANY’s and its AFFILIATES’, SUBLICENSEES’ and CMOS’ license rights under the NEKTAR AL LICENSED TECHNOLOGY shall automatically terminate. The provisions of this Section 2.9.3 shall not apply if COMPANY or its AFFILIATES, SUBLICENSEES or CMOS challenge the validity or enforceability of any NEKTAR AL PATENT RIGHTS in a court of law as a defense against NEKTAR AL claiming that the manufacture, use or sale of products, other than the SELECTED PRODUCT, infringes PATENTS or PATENT APPLICATIONS owned or CONTROLLED by NEKTAR AL.

2.9.4	COMPANY hereby covenants that it will not use the SELECTED REAGENT other than to develop, manufacture and commercialize SELECTED PRODUCT (and not for any other product) as provided for in this AGREEMENT.

3.	Disclaimer of Warranty. Except as provided in Sections 5.2, 11.1 and 11.2, NEKTAR AL PROVIDES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE NEKTAR AL LICENSED TECHNOLOGY, SELECTED REAGENT OR SELECTED PRODUCT (INCLUDING THE SUCCESSFUL DEVELOPMENT, REGISTRATION, MANUFACTURE OR COMMERCIALIZATION OF SELECTED PRODUCT), AND DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS. NEKTAR AL FURTHER PROVIDES NO WARRANTY, EXPRESS OR IMPLIED, THAT THE PRACTICE OF THE INVENTIONS DESCRIBED IN THE NEKTAR AL PATENT RIGHTS WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

4.	Manufacture and Supply of SELECTED REAGENT

4.1	Exclusivity. NEKTAR AL shall manufacture and supply, and COMPANY shall purchase from NEKTAR AL, one hundred percent (100%) of COMPANY’s and COMPANY’s SUBLICENSEES’ requirements of SELECTED REAGENT, for the sole purpose of developing and manufacturing SELECTED PRODUCT pursuant to the license granted hereunder, subject only to Section 4.6. COMPANY’s failure to purchase one hundred percent (100%) of COMPANY’s and COMPANY’s SUBLICENSEES’ requirements of SELECTED REAGENT from NEKTAR AL for the purpose of developing and manufacturing SELECTED PRODUCT shall be a material breach of this AGREEMENT.

4.2	Pre-Commercial Supply. No later than thirty (30) days after the EFFECTIVE DATE, COMPANY shall provide NEKTAR AL with a six (6) quarter rolling forecast of its requirements of SELECTED REAGENT for the six (6) calendar quarters immediately following the EFFECTIVE DATE for research, pre-clinical development, clinical development (until the provisions of Section 4.3 begin to apply) and other activities prior to the earlier of the second PIVOTAL TRIAL for SELECTED PRODUCT or twelve (12) months prior to the anticipated filing of the first NDA, which forecast shall be an estimate only. COMPANY shall update such forecast at least thirty (30) days following the start of each calendar quarter.

4.3

Minimum Purchases and Rolling Forecast for Commercial Supply. At least ninety (90) days prior to the anticipated date of the earlier of either commencement of the second PIVOTAL TRIAL for SELECTED PRODUCT or twelve (12) months prior to the anticipated filing of the first NDA, COMPANY shall furnish NEKTAR AL with an eight (8) calendar quarter rolling forecast of its requirements of SELECTED REAGENT for SELECTED PRODUCT. Such eight (8) calendar quarter forecast shall begin 90 days after the furnishing of the first forecast with the required quantities for the first four (4) calendar quarters of such forecast constituting a binding order for supply of SELECTED REAGENT, and the forecast for the remaining four (4) calendar quarters to be an estimate only, which in all cases shall equal at least one hundred percent (100%) of COMPANY’s and COMPANY’s SUBLICENSEES’ requirements of SELECTED REAGENT. COMPANY shall update such forecast at least thirty (30) days prior to the commencement of the next and each successive calendar quarter. Notwithstanding the foregoing, NEKTAR AL shall only be bound to supply up to one hundred and twenty percent (120%) of the initial forecast covering any calendar quarter. In the event that the binding order portion of COMPANY’s forecast for a given calendar quarter exceeds one hundred and twenty percent (120%) of the initial forecast for such calendar quarter, the PARTIES shall meet in good faith to discuss how and whether NEKTAR AL can meet the revised forecast. Any and all forecasts provided by COMPANY to NEKTAR AL under this AGREEMENT shall be sent to the attention of NEKTAR AL’s Contract

Management. Upon the earlier of the initiation of the second PIVOTAL TRIAL for SELECTED PRODUCT or twelve (12) months prior to the anticipated filing of the first NDA, such forecasts shall be in full batch increments, provided that such full batch increments shall be an amount mutually agreed. For purposes of this AGREEMENT, commencement of a clinical trial shall be deemed to occur on the date on which SELECTED PRODUCT is first administered to the first patient or subject in such trial.

4.4	Purchase Orders. COMPANY shall, from time to time, provide NEKTAR AL with a written purchase order for amounts of SELECTED REAGENT for SELECTED PRODUCT to be provided by NEKTAR AL hereunder. Each such purchase order shall be sent to the attention of NEKTAR AL’s Contract Management and shall specify the quantity, requested packaging and requested delivery date of SELECTED REAGENT, as well as the location to which SELECTED REAGENT is to be shipped; provided, however, that in the case of purchase orders submitted for non-binding forecasted quantities of SELECTED REAGENT, COMPANY shall not designate in any such purchase order a delivery date that is less than five (5) months after the date of such purchase order. Upon the earlier of the initiation of the second PIVOTAL TRIAL for SELECTED PRODUCT or twelve (12) months prior to the anticipated filing of the first NDA, such purchase orders shall be in full batch increments, as described in Section 4.3 above. NEKTAR AL shall have each shipment of SELECTED REAGENT shipped pursuant to its standard shipping procedures and documentation. The terms and conditions of this AGREEMENT shall govern all purchase orders, notwithstanding the fact that a purchase order or the standard shipping document may provide for additional or different obligations of NEKTAR AL than the terms and conditions of this AGREEMENT. Any such additional or different terms in any such purchase order or shipping documents are hereby expressly rejected.

4.5	Fulfillment. To the extent that any orders for SELECTED REAGENT do not exceed one hundred and twenty percent (120%) of COMPANY’s initial forecast for a given calendar quarter, and to the extent forecasts and purchase orders are submitted as provided hereunder, NEKTAR AL shall fulfill these orders by the delivery date as agreed by the PARTIES in writing (or under accepted purchase orders), provided, however, that for orders submitted for non-binding forecasted quantities of SELECTED REAGENT, NEKTAR AL will not be obligated to accept a requested delivery date for an order that is less than five (5) months after the date such order is placed. Notwithstanding the foregoing, NEKTAR AL shall reasonably consider a request by COMPANY to accept a delivery date that is less than five (5) months after the date such order is placed. In addition, if NEKTAR AL cannot fulfill an order by the agreed upon delivery date, then NEKTAR AL shall promptly notify COMPANY in writing.

4.6	Failure to Supply.

4.6.1	If NEKTAR AL cannot supply at least eighty percent (80%) of the amount of SELECTED REAGENT ordered by COMPANY pursuant to Section 4.4 that is within the limits set forth in Section 4.3 in any two (2) consecutive calendar quarters by the time for delivery of such shipment provided in Section 4.5, and NEKTAR AL does not cure the deficiency within ninety (90) days after COMPANY so notifies NEKTAR AL in writing that a quantity of SELECTED REAGENT due for delivery has not been delivered, then NEKTAR AL shall be considered as having failed to manufacture and to sell to COMPANY the relevant quantity of SELECTED REAGENT (a “FAILURE”). NEKTAR AL shall, subject to this Section 4.6, work with COMPANY in good faith and select a qualified THIRD PARTY contract manufacturer (“CONTRACT MANUFACTURER”) reasonably acceptable to COMPANY, to make such quantity of SELECTED REAGENT that NEKTAR AL failed to supply for the duration of such FAILURE.

4.6.2	If a FAILURE occurs other than as a result of an event of force majeure (as described more fully in Section 20.1), NEKTAR AL shall bear any costs associated with transferring NEKTAR AL KNOW-HOW to such CONTRACT MANUFACTURER to enable it to manufacture and supply the SELECTED REAGENT in the event of a FAILURE.

4.6.3	lf a FAILURE occurs as a result of an event of force majeure, COMPANY shall bear any costs associated with transferring NEKTAR AL KNOW-HOW to such CONTRACT MANUFACTURER to enable it to manufacture and supply the SELECTED REAGENT in the event of a FAILURE.

4.6.4	If a FAILURE occurs for any reason, COMPANY shall pay for SELECTED REAGENT manufactured and supplied by CONTRACT MANUFACTURER at the price charged by CONTRACT MANUFACTURER for the manufacture and supply of SELECTED REAGENT, even if such price is higher than the price that was being charged by NEKTAR AL under this AGREEMENT for the SELECTED REAGENT at the time such FAILURE occurred.

4.6.5	If a FAILURE occurs for any reason, NEKTAR AL shall have the option to elect to transfer manufacturing of SELECTED REAGENT back to NEKTAR AL at such time as it is ready to recommence manufacturing (i.e., NEKTAR AL has corrected any manufacturing issues or force majeure has ceased), in which event COMPANY shall no longer purchase any SELECTED REAGENT from the CONTRACT MANUFACTURER.

4.6.6	COMPANY’s sole and exclusive remedy against NEKTAR AL, and the entire liability of NEKTAR AL, for any FAILURE shall be limited to the remedies described in this Section 4.6 above, and a FAILURE shall not be deemed a breach of this AGREEMENT by NEKTAR AL; in each case unless such FAILURE is intentional or willful.

5.	SPECIFICATIONS and Manufacturing Warranty for SELECTED REAGENT

5.1	Specifications. The SPECIFICATIONS for SELECTED REAGENT to be supplied pursuant to Article 4 will be set forth in the QUALITY AGREEMENT. Any modifications of the SPECIFICATIONS shall require prior written approval of COMPANY and NEKTAR AL, not to be unreasonably withheld or delayed. COMPANY shall reimburse NEKTAR AL for its reasonable costs associated with implementing any modifications to the SPECIFICATIONS, including without limitation any increases in NEKTAR AL’s manufacturing costs, in accordance with terms to be mutually agreed.

5.2	Warranty. NEKTAR AL warrants that: (a) SELECTED REAGENT shall be manufactured in compliance with (i) the quality standards and testing methods of NEKTAR AL for such SELECTED REAGENT and (ii) the then-current International Conference on Harmonization Q7A Good Manufacturing Practice Guide as it applies to critical raw materials for use in the manufacture of human pharmaceuticals (“ICH Q7A”) and all other equivalent governmental requirements relevant to the classification of such reagent as a critical raw material, in the countries of the TERRITORY in which SELECTED PRODUCTS are sold or intended to be sold; (b) each shipment of SELECTED REAGENT shall, upon delivery pursuant to Section 8.3, be in conformity with the applicable SPECIFICATIONS; (c) the SELECTED REAGENT shall not be adulterated or misbranded by NEKTAR AL within the meaning of the Federal Food, Drug and Cosmetic Act; and (d) the SELECTED REAGENT shall, upon release for delivery pursuant to Section 8.3, have at least six (6) months of remaining shelf life before it expires. Notwithstanding anything to the contrary in this AGREEMENT, NEKTAR AL’s sole liability and COMPANY’s sole and exclusive remedy for breach of the foregoing warranty shall be limited to the actions and procedures required in Articles 4 and 6.

5.3	No Guarantee. COMPANY acknowledges that NEKTAR AL cannot guarantee the safety, non-toxicity, fitness or efficacy of SELECTED REAGENT or SELECTED PRODUCT, and COMPANY accepts any and all risk resulting from its use of SELECTED REAGENT or SELECTED PRODUCT.

6.	Quality and Complaints

6.1

Analysis. Each shipment of SELECTED REAGENT shall be accompanied by a certificate of analysis (“COA”) describing all current requirements of the SPECIFICATIONS and such other information as may be agreed upon by the PARTIES in writing, provided that in no event shall such COA contain less information than is otherwise reasonably necessary to comply with requirements of the FDA or other applicable regulatory authorities. Within thirty (30) days after arrival of a shipment of SELECTED REAGENT at COMPANY or COMPANY’s designated site, COMPANY shall analyze such SELECTED REAGENT using methods approved in writing by both PARTIES according to the test procedures set forth in the QUALITY AGREEMENT.

6.2	Complaints.

COMPANY shall notify NEKTAR AL in writing if COMPANY believes that a shipment of SELECTED REAGENT does not comply with the warranty in Section 5.2 within thirty (30) days after COMPANY’s receipt of the relevant shipment of SELECTED REAGENT, and shall include full details of the basis for COMPANY’s assertion of such noncompliance (including supporting data) for purposes of consideration and verification by NEKTAR AL. If no such written notice of noncompliance is received by NEKTAR AL within the above thirty (30) day period, COMPANY shall be deemed to have accepted the applicable shipment of SELECTED REAGENT, which shall thereafter conclusively be presumed to be without defect and to meet all applicable SPECIFICATIONS and warranties hereunder.

6.3	Complaints Procedure. If NEKTAR AL receives a notice of noncompliance under Section 6.2, the following procedures shall apply:

6.3.1	If NEKTAR AL accepts the details submitted by COMPANY as to the non-compliance of a shipment of SELECTED REAGENT, NEKTAR AL shall supply COMPANY an amount of such SELECTED REAGENT equal to that which was allegedly noncompliant from the relevant shipment at no additional cost to COMPANY, within a timeframe that has been mutually agreed to by both PARTIES in writing (but in no event later than ninety (90) days provided NEKTAR AL has exercised reasonable commercial efforts to supply such replacement quantity of SELECTED REAGENT within a shorter timeframe), such acceptance not to be unreasonably withheld or delayed. COMPANY shall return to NEKTAR AL any SELECTED REAGENT that NEKTAR AL accepts as noncompliant.

6.3.2

If NEKTAR AL does not accept the details submitted by COMPANY as to the non-compliance of a shipment of SELECTED REAGENT, then within thirty (30) days from the date on which the details of COMPANY’s complaint are received by NEKTAR AL, NEKTAR AL shall appoint (i) an independent scientific and technical expert reasonably acceptable to COMPANY to review the details supporting COMPANY’s assertion of non-compliance with Sections 5.2(a), (c) or (d), or (ii) an independent laboratory reasonably acceptable to COMPANY for any assertion of non-compliance with Section 5.2(b). COMPANY shall not unreasonably withhold or delay acceptance of the independent scientific and technical expert or independent laboratory appointed by NEKTAR AL. The findings of such expert or laboratory, as the case may be, shall be final and conclusively binding on the PARTIES as to whether such SELECTED

REAGENT complies with the warranty in Section 5.2. If the expert or laboratory determines that such SELECTED REAGENT is noncompliant, then all the fees of the expert or the laboratory shall be paid by NEKTAR AL, and COMPANY shall have no obligation to pay for the quantities of noncompliant SELECTED REAGENT, but shall be responsible for payment of replacement quantities that conform to the applicable warranty set forth in Section 5.2 within thirty (30) days after the date of invoice for such replacement shipment. On the other hand, if the expert or laboratory confirms that such SELECTED REAGENT did comply with the applicable requirements of Section 5.2, then all of the fees of the laboratory or the expert shall be paid by COMPANY. COMPANY shall promptly pay for any replacement quantities shipped by NEKTAR AL in addition to the original quantities shipped, and COMPANY shall be considered to have finally and completely accepted such allegedly noncompliant shipment of SELECTED REAGENT.

6.4	Fees for Manufacturing and Supply of SELECTED REAGENT.

6.4.1	As of the EFFECTIVE DATE, the price per gram of SELECTED REAGENT is as shown on Schedule V (the “PURCHASE PRICE”). During the TERM hereof, COMPANY shall pay to NEKTAR AL the PURCHASE PRICE for the supply of SELECTED REAGENT, which PURCHASE PRICE shall be increased on an annual basis as follows: on January 1, 2008 and on each successive anniversary of January 1 during the TERM, the PURCHASE PRICE will be increased by adding to the PURCHASE PRICE a number obtained by multiplying the then-current PURCHASE PRICE by a fraction, the numerator of which is the United States Department of Labor Producer Price Index for Chemical Manufacturing Series ID: PCU325—325— (“PK) in the month and year of the EFFECTIVE DATE subtracted from the PPI in the month three (3) months prior to the respective adjustment date and the denominator of which is the PPI in the month and year of the EFFECTIVE DATE. If the numerator reflects an increase, the number will be added to the PURCHASE PRICE. The PURCHASE PRICE may also be increased if and as the following items occur: (a) changes to the SPECIFICATIONS requested by COMPANY and which are agreed to by NEKTAR AL; (b) change in the SELECTED REAGENT manufacturing process as requested by COMPANY and which is agreed to by NEKTAR AL; and/or (c) change to the SELECTED REAGENT as required by LAW. In the case of the foregoing clauses (a) and (b), the increase in PURCHASE PRICE shall be mutually agreed by the PARTIES prior to the implementation of any changes to the SPECIFICATIONS or manufacturing process.

6.4.2

In addition, NEKTAR agrees to provide, and COMPANY shall pay to NEKTAR AL fees for providing, services to COMPANY at NEKTAR AL’s then-current rates, which rates shall be reasonable and shall be provided to COMPANY prior to NEKTAR AL commencing any such services. In general, such services may include providing assistance with regulatory requirements, as well as covering NEKTAR AL’s performance of those activities reasonably deemed necessary by NEKTAR AL for the development, scale-up and validation of the manufacture of SELECTED REAGENT, provided in each case that COMPANY has approved such services in advance in writing by means of the issuance to NEKTAR AL of a purchase order authorizing the performance of such services. Specifically, such fees shall cover, among other things:

(a)	improvements to and expansion of facilities, analytical method development, analytical method validation, cleaning method validation, process validation, reprocessing and supporting documentation including, but not limited to, the preparation, filing and maintenance of Drug Master Files and other regulatory filings;

(b)	NEKTAR AL’s generating and providing information or performing work pursuant to any governmental or regulatory agency requests for information or work (including any testing) regarding SELECTED REAGENT or its manufacturing process;

(c)	installation, qualification and validation needed for SELECTED REAGENT, including scale-up;

(d)	changes to SPECIFICATIONS; and

(e)	other services requested by COMPANY from time to time during the TERM.

COMPANY shall also reimburse NEKTAR AL for NEKTAR AL’s reasonable expenses incurred in connection with (i) the purchase of capital equipment in connection with the activities described in Subsections 6.4.2 (a)-(e) above (provided such capital equipment purchases are pre-approved in writing by COMPANY), and (ii) travel at COMPANY’s request, such reimbursement to be made within thirty (30) days after the date of NEKTAR AL’s invoice therefor.

7.	Milestones; Royalty Payments; Royalty Reports

7.1	Milestone Payments. COMPANY shall pay to NEKTAR AL non-creditable, non-refundable milestone payments in accordance with and on the dates provided in Schedule II hereto for SELECTED PRODUCT. Such milestone payments shall be in addition to any royalty or other payments due under this AGREEMENT. If for whatever reason, a particular milestone event for which a milestone payment is due is not achieved then in such case, the milestone payment that NEKTAR AL would have received upon the occurrence of such milestone event for the SELECTED PRODUCT, had the particular milestone event been achieved, shall be paid on the occurrence of the next milestone event for which a milestone payment is due, which payment shall be paid in addition to, and not instead of, the milestone payment that is to be paid to NEKTAR AL upon the occurrence of the next milestone event.

7.2	Royalties. During the ROYALTY TERM, COMPANY shall pay NEKTAR AL non-refundable and non-creditable royalties in an amount equal to [*] (such percentages, the “ROYALTY RATE”). Royalties shall be incremental, such that if NET SALES of SELECTED PRODUCT exceed [*] in any year (on a calendar year basis), then COMPANY shall pay NEKTAR AL a [*] royalty on the first [*] of the annual aggregate NET SALES of SELECTED PRODUCT for such year, and a [*] royalty on the amount of the annual aggregate NET SALES of SELECTED PRODUCT for such year that exceeds [*]. The applicable ROYALTY RATE shall be reduced by [*] for NET SALES of SELECTED PRODUCT in each country where there is no VALID PATENT CLAIM covering the manufacture, use, import, offer for sale or sale of SELECTED REAGENT or SELECTED PRODUCT. In addition, if the sublicense granted under Section 2.2 is terminated by ENZON as a result of the breach or default by NEKTAR AL of the CROSS-LICENSE AGREEMENT, and COMPANY or its SUBLICENSEE is required to pay ENZON, or an AFFILIATE of ENZON, amounts with respect to SELECTED PRODUCT in consideration for a license to the ENZON PATENTS listed on Schedule VII, then the ROYALTY RATES applicable to NET SALES of SELECTED PRODUCT in countries in which the manufacture, use, importation, offer for sale or sale of the SELECTED PRODUCT is covered by a VALID ENZON PATENT CLAIM shall be reduced by [*] for so long as the manufacture, use, importation, offer for sale or sale of the SELECTED PRODUCT in such country continues to be covered by a VALID ENZON PATENT CLAIM.

7.2.1	COMBINATION PRODUCTS. In the event that SELECTED PRODUCT is sold for a single combined price with another product for which no royalty would be due hereunder if sold separately, NET SALES for purposes of calculating the amounts due under Section 7.2 shall be calculated by multiplying the NET SALES of the combination product by the fraction A / (A + B), where “A” is the average gross selling price of SELECTED PRODUCT during the previous calendar quarter and “B” is the average gross selling price of the other product during the previous calendar quarter. In the event that separate sales of SELECTED PRODUCT and the additional product were not made during the previous calendar quarter, NET SALES shall be reasonably allocated in good faith between SELECTED PRODUCT and such other product based upon the relative market values thereof. Notwithstanding the foregoing, if SELECTED PRODUCT is sold for a single combined price with a product which serves as an antidote for the SELECTED PRODUCT (i.e., an oligonucleotide that binds to the SELECTED PRODUCT) (the “COMBINATION PRODUCT”), the NET SALES of such SELECTED PRODUCT for purposes of calculating the amounts due under Section 7.2 shall not be less than fifty percent (50%) of the NET SALES of the COMBINATION PRODUCT.

7.2.2	In the event that both SELECTED PRODUCT and a product comprising an oligonucleotide that binds to the SELECTED PRODUCT and serves as an antidote for the SELECTED PRODUCT (an “SELECTED PRODUCT ANTIDOTE”) are sold separately, the aggregate annual NET SALES of the SELECTED PRODUCT sold separately shall not, for purposes of calculating the amounts due under Section 7.2, be less than fifty percent (50%) of the combined annual aggregate NET SALES of the SELECTED PRODUCT ANTIDOTE sold separately and the SELECTED PRODUCT sold separately. In the event that the actual aggregate annual NET SALES of the SELECTED PRODUCT sold separately is less than fifty percent (50%) of the actual combined annual aggregate NET SALES of the SELECTED PRODUCT ANTIDOTE sold separately and the SELECTED PRODUCT sold separately, the aggregate annual NET SALES of the SELECTED PRODUCT sold separately in the applicable calendar year shall be deemed to be an amount equal to fifty percent (50%) of the actual combined annual aggregate NET SALES of the SELECTED PRODUCT ANTIDOTE sold separately and the SELECTED PRODUCT sold separately for purposes of calculating the amounts due under Section 7.2. For example, if, in a particular calendar year, the aggregate NET SALES of SELECTED PRODUCT ANTIDOTE sold separately is six hundred fifty million DOLLARS ($650,000,000) and the aggregate NET SALES of SELECTED PRODUCT sold separately is five hundred million DOLLARS ($500,000,000), then, for purposes of calculating the amounts due under Section 7.2, the aggregate NET SALES of SELECTED PRODUCT for such year shall be deemed to be five hundred seventy-five million DOLLARS ($575,000,000). Because the combined annual aggregate NET SALES of SELECTED PRODUCT and SELECTED PRODUCT ANTIDOTE sold separately in a calendar year would not be known in advance, COMPANY would, if applicable, make a lump sum payment to NEKTAR AL for the amount of any increase in royalties payable under Section 7.2 based on the application of this Section 7.2.2 within thirty (30) days after the end of the applicable calendar year.

7.2.3	If COMPANY, its AFFILIATES or its SUBLICENSEES are required to pay royalties to any THIRD PARTY because the manufacture, use, import, offer for sale or sale of SELECTED PRODUCT infringes any PATENT of such THIRD PARTY in any country of the TERRITORY (but only with respect to the composition of matter or the method of making the SELECTED REAGENT incorporated in SELECTED PRODUCT) then in such event, COMPANY may deduct from royalties thereafter due to NEKTAR AL with respect to NET SALES of SELECTED PRODUCT in such country up to [*] of the royalties paid to such THIRD PARTY, subject to the limitation in the immediately following sentence. In no event shall the royalties due on the NET SALES of SELECTED PRODUCT on account of any reduction pursuant to this Section 7.2.3 be thereby reduced by more than [*] of the royalties which otherwise would have been due under Section 7.2 on the NET SALES of such SELECTED PRODUCT.

7.3	SUBLICENSEE Royalty Assumption. Upon COMPANY’s election in connection with the granting of a sublicense in accordance with Section 2.4.1, COMPANY may arrange for the applicable SUBLICENSEE to agree in writing with NEKTAR AL that such SUBLICENSEE shall assume, and pay directly to NEKTAR AL, COMPANY’s royalty obligations pursuant to Sections 7.2, 7.5, 8.2 (solely as they relate to royalties), 8.4 (solely as they relate to royalties and royalty reports), 8.5, 8.6 and 15.6.2(d) (solely as they relate to royalties) with respect to such SUBLICENSEE’s NET SALES of SELECTED PRODUCT, provided, however, that (i) COMPANY shall be liable for any failure by such SUBLICENSEE to make timely payment of such royalties when due hereunder while this AGREEMENT remains in effect and (ii) COMPANY may not exercise the foregoing right with respect to more than two (2) sublicenses.

7.4	PARTNERING UPFRONT REVENUES. For each PARTNERING TRANSACTION that COMPANY enters into during the TERM, COMPANY shall pay to NEKTAR AL an amount equal to [*] of the PARTNERING UPFRONT REVENUES for such PARTNERING TRANSACTION. All payments made hereunder shall be non-refundable and non-creditable. COMPANY covenants to act in good faith with respect to the structuring of payments of PARTNERING UPFRONT REVENUES; provided that any payment received more than six (6) months after the effective date of the PARTNERING TRANSACTION, and any payment that is contingent upon the occurrence of events after such date that are not certain to occur, shall conclusively be presumed not to be PARTNERING UPFRONT REVENUES.

7.5

Reports, Exchange Rates. COMPANY shall notify NEKTAR AL in writing promptly upon the FIRST COMMERCIAL SALE of SELECTED PRODUCT in each country. Commencing upon the FIRST COMMERCIAL SALE of SELECTED PRODUCT, COMPANY shall furnish to NEKTAR AL a quarterly written report showing, on a country-by-country basis, according to the volume of units of SELECTED PRODUCT sold in each such country (by SKU) during the reporting period: (a) the gross invoiced sales of SELECTED PRODUCT sold in each country during the reporting period, and the amounts deducted therefrom to determine NET SALES from such gross invoiced sales (including with specificity, if applicable, the customary trade and quantity discounts actually allowed and taken); the allowances actually given for returned SELECTED PRODUCT; the freight and insurance, if separately identified on the invoice; the government-mandated and other rebates customary in the industry; and the value added tax, sales, use or turnover taxes, excise taxes and customs duties included in the invoiced price); (b) the royalties payable in DOLLARS, if any, which shall have accrued hereunder based upon the NET SALES of SELECTED PRODUCT; (c) the withholding taxes, if any, required by LAW to be deducted in respect of such sales; (d) the date of the FIRST COMMERCIAL SALE of SELECTED PRODUCT in each country during the reporting period; and (e) the amount of

PARTNERING UPFRONT REVENUE payable by COMPANY during the reporting period, broken down by PARTNERING TRANSACTION. In the event that SELECTED PRODUCT ANTIDOTE of the SELECTED PRODUCT is sold separately or any COMBINATION PRODUCTS are sold in a particular calendar quarter, COMPANY shall also include in each quarterly written report such information necessary for NEKTAR AL to verify the calculation of the amount of royalties due by COMPANY to NEKTAR AL under Section 7.2. With respect to sales of SELECTED PRODUCT invoiced in DOLLARS, the gross invoiced sales, NET SALES, and royalties payable shall be expressed in the report in DOLLARS. With respect to sales of SELECTED PRODUCT invoiced in a currency other than DOLLARS, the gross invoiced sales, NET SALES and royalties payable shall be expressed in the report provided hereunder in the currency of the sale as well as in the DOLLAR equivalent of the royalty payable and the exchange rate used in determining the amount of DOLLARS. The DOLLAR equivalent shall be calculated using the average exchange rate (local currency per DOLLAR) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading,” on the last business day of each month during the applicable calendar quarter. Reports shall be due hereunder on the sixtieth (60th) day following the close of each quarter.

8.	Records; Audits; Shipment Terms; Payment Terms

8.1	Records. COMPANY and its SUBLICENSEES shall keep complete and accurate records in sufficient detail to make the reports required hereunder, to confirm their respective compliance with the provisions of Section 4.1, to properly reflect all gross sales and NET SALES of all PRODUCT and to verify the determination of all amounts payable hereunder. Without limiting the foregoing, COMPANY shall include in each sublicense granted by it pursuant to this AGREEMENT a provision requiring the SUBLICENSEE to make reports to COMPANY consistent with those COMPANY is required to provide hereunder, to keep and maintain records of sales made and deductions taken in calculating royalties due to NEKTAR AL with respect to such sublicense, and to grant access to such records by NEKTAR AL’s independent accountant pursuant to Section 8.2 below to the same extent required of COMPANY under this AGREEMENT. Alternatively, to the extent that COMPANY does not obtain the right for NEKTAR AL (or NEKTAR AL’S independent accountant) the right to audit its SUBLICENSEE’S books and records hereunder, COMPANY shall obtain for itself such right and, at the request of NEKTAR AL, COMPANY shall exercise such audit right with respect to SUBLICENSEES and provide the results of such audit for inspection by NEKTAR AL pursuant to Section 8.2 below. Any such audit shall be treated the same as an audit by NEKTAR AL of COMPANY for purposes of 8.2 below (e.g., with respect to the payment of costs therefor).

8.2

Audits. Upon the written request of NEKTAR AL, COMPANY shall permit an independent certified public accounting firm of recognized national standing in the United States, selected by NEKTAR AL and reasonably acceptable to COMPANY, at NEKTAR AL’s expense, to have access during normal business hours to such of the records of COMPANY as may be reasonably necessary to verify (I) COMPANY’s compliance with the purchase requirements of Section 4.1, and (ii) the accuracy of any amounts reported, actually paid or payable under this AGREEMENT for any year ending not more than twenty-four (24) months prior to the date of such request. Any such verifications shall be carried out under conditions of confidentiality. If such accounting firm establishes that additional royalty amounts were owed to NEKTAR AL during such period, COMPANY shall pay such additional royalties at the rate of twelve percent (12%) per annum, compounded monthly, or the maximum rate allowed under LAW, whichever is less, from the date such royalty amounts were payable) within thirty (30) days of the date NEKTAR AL delivers to COMPANY such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by NEKTAR AL; provided however, that if the audit discloses that the royalties payable by COMPANY for the audited period are more than one hundred five percent (105%) of the royalties actually paid for such period, or if the audit discloses that COMPANY has not complied with Section 4.1, then COMPANY shall pay the reasonable fees and expenses charged by such accounting firm. Upon the expiration of twenty-four (24) months following the end of any calendar year, the calculation of royalties payable with respect to such calendar year shall be binding and conclusive upon NEKTAR AL and COMPANY and its SUBLICENSEES.

8.3	Delivery and Shipment; Title and Risk of Loss. NEKTAR AL shall deliver all SELECTED REAGENT to COMPANY or its designee, and title to and risk of loss of each quantity of SELECTED REAGENT so delivered shall pass to COMPANY Ex Works (lncoterms 2000) NEKTAR AL’s manufacturing or storage facilities. Such delivery shall constitute a shipment hereunder. COMPANY shall pay all packaging, storage, shipping, customs, duties, taxes, freight and insurance charges associated with shipments of SELECTED REAGENT. All shipments shall be addressed to the destination specified by COMPANY and set forth in the relevant purchase order.

8.4	Invoicing; Payment Terms. NEKTAR AL shall send invoices to COMPANY for any SELECTED REAGENT shipped to COMPANY no earlier than the date of shipment pursuant to Section 8.3 above. All invoices shall be in DOLLARS. All payments due under this AGREEMENT shall be due and payable thirty (30) days from date of invoice but in no event later than any date otherwise prescribed by this AGREEMENT. Royalties shown to have accrued to NEKTAR AL as set forth in each royalty report to be provided under Section 7.5 shall be due and payable on or before the date such royalty report is due. Payments due under Section 7.4 shall be due and payable ten (10) days after COMPANY’s or its AFFILIATE’s receipt of the applicable PARTNERING UPFRONT REVENUES. Any and all amounts past due under this AGREEMENT shall bear interest at the rate of twelve percent (12%) per annum, compounded monthly, or the maximum rate allowed under LAW, whichever is less.

8.5	Payment Method. Except as otherwise provided for herein, all payments by COMPANY under this AGREEMENT shall be paid in DOLLARS, and all such payments shall be made by bank wire transfer in immediately available funds to such account as NEKTAR AL shall designate before such payment is due. With respect to any royalty payments due to NEKTAR AL hereunder, upon the election of NEKTAR AL made in writing not less than thirty (30) days’ prior to a particular payment date, COMPANY shall pay all royalties owing to NEKTAR AL hereunder on such payment date in the currency in which such royalties accrued, without conversion into DOLLARS. If at any time legal restrictions prevent the prompt remittance of part or all royalties due with respect to sales of SELECTED PRODUCT in any country where SELECTED PRODUCT is sold, payment shall be made through such lawful means or methods as NEKTAR AL shall reasonably determine.

8.6	Taxes. All amounts due hereunder shall be paid without deduction for withholding for any taxes or similar governmental charges imposed by a jurisdiction other than the United States so long as NEKTAR AL is resident, and accepts such amounts paid to a bank account located, in the United States, and COMPANY shall provide NEKTAR AL evidence of its payment of any such withholdings that may be required; provided that to the extent NEKTAR AL can use any such withholdings paid by COMPANY as a credit to reduce NEKTAR AL’s United States tax liability, NEKTAR AL shall repay to COMPANY the amount of such reduction. in addition, the PARTIES shall cooperate to reduce and/or eliminate the need for such withholding for taxes.

9.	Confidentiality

9.1

In General. For the TERM and for a period of ten (10) years thereafter, each PARTY shall maintain in confidence all information and materials of the other PARTY (including, but not limited to, KNOW-HOW and samples of THERAPEUTIC AGENT, SELECTED REAGENT and SELECTED PRODUCT) disclosed or provided to it by the other PARTY and identified as confidential in writing or, if disclosed verbally or by observation, summarized in writing and submitted to RECIPIENT within thirty (30) days of the oral or visual disclosure thereof (together with all embodiments thereof, the “CONFIDENTIAL INFORMATION”). CONFIDENTIAL INFORMATION may also include information regarding intellectual property and confidential or proprietary information of THIRD PARTIES. In addition, and notwithstanding the foregoing, INVENTIONS that under Article 13 are to be owned by one PARTY shall be deemed CONFIDENTIAL INFORMATION of such PARTY and not the other PARTY, even if such INVENTIONS initially are generated and disclosed by the other PARTY. The terms and conditions of this AGREEMENT and the NON-DISCLOSURE AGREEMENT also shall be deemed CONFIDENTIAL INFORMATION of both PARTIES. Notwithstanding the foregoing, CONFIDENTIAL INFORMATION shall not include that portion of information or materials that the RECIPIENT can demonstrate by contemporaneous written records was (i) generally available to the public at the time of its disclosure to the

RECIPIENT, or thereafter became generally available to the public, other than as a result of actions or omissions of the RECIPIENT; (ii) known by the RECIPIENT prior to the date of disclosure by the DISCLOSING PARTY; (iii) disclosed to the RECIPIENT on an unrestricted basis from a source unrelated to the DISCLOSING PARTY and not under a duty of confidentiality to the DISCLOSING PARTY; or (iv) independently developed by the RECIPIENT by personnel that did not have access to or use of CONFIDENTIAL INFORMATION of the DISCLOSING PARTY.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or known to the general public or in the rightful possession of the RECIPIENT unless the combination itself and principle of operation thereof are published or known to the general public or are in the rightful possession of the RECIPIENT.

9.2	Additional Protections. Each PARTY shall take reasonable steps to maintain the confidentiality of the CONFIDENTIAL INFORMATION of the other PARTY, which steps shall be no less protective than those that such PARTY takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care. Neither PARTY shall use or permit the use of any CONFIDENTIAL INFORMATION of the other PARTY except for the purposes of carrying out its obligations or exercising its rights under this AGREEMENT, and neither PARTY shall copy any CONFIDENTIAL INFORMATION of the other PARTY except as may be reasonably useful or necessary for such purposes. All CONFIDENTIAL INFORMATION of a PARTY, including all copies and replications thereof, is and shall remain the sole and exclusive property of the DISCLOSING PARTY and subject to the restrictions provided for herein. Neither PARTY shall disclose any CONFIDENTIAL INFORMATION of the other PARTY other than to those of its directors, officers, AFFILIATES, employees, licensors, independent contractors, SUBLICENSEES, assignees, agents and external advisors directly concerned with the carrying out of this AGREEMENT, and others on a reasonably applied “need to know” basis, and provided such disclosure is subject to written confidentiality and non-use obligations no less protective than those provided herein. Other than as expressly permitted herein, RECIPIENT may not use CONFIDENTIAL INFORMATION of the other PARTY in applying for PATENTS or securing other intellectual property rights.

9.3	Permitted Disclosures. The obligations of Sections 9.1 and 9.2 shall not apply to the extent that RECIPIENT is required to disclose information by LAW, judicial order by a court of competent jurisdiction, or rules of a securities exchange or requirement of a governmental agency for purposes of obtaining approval to test or market SELECTED PRODUCT, or discloses information to a patent office for the purposes of filing a PATENT as permitted in this AGREEMENT; provided that the RECIPIENT shall provide prior written notice thereof to the DISCLOSING PARTY and sufficient opportunity for the DISCLOSING PARTY to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor.

9.4	Irreparable Injury. The PARTIES acknowledge that either PARTY’s breach of this Article 9 may cause the other PARTY irreparable injury for which it would not have an adequate remedy at LAW. In the event of a breach, the nonbreaching PARTY shall be entitled to seek injunctive relief in addition to any other remedies it may have at LAW or in equity, without necessity of posting a bond.

9.5	Return of CONFIDENTIAL INFORMATION. Each PARTY shall return or destroy all CONFIDENTIAL INFORMATION of the other PARTY in its possession upon termination or expiration of this AGREEMENT, except each PARTY may retain any CONFIDENTIAL INFORMATION that is necessary to allow such PARTY to perform or enjoy any of its rights or obligations that expressly survive the termination or expiration of this AGREEMENT.

9.6	Data. Once every six (6) months during the TERM, COMPANY shall furnish NEKTAR AL with a summary of data that is generated by or on behalf of COMPANY or its SUBLICENSEES as a result of any in vitro, animal or human testing (including in human clinical trials) of SELECTED PRODUCT. Such data shall be owned solely by COMPANY and deemed CONFIDENTIAL INFORMATION of COMPANY. Any data generated by or on behalf of NEKTAR AL shall be owned solely by NEKTAR AL and deemed CONFIDENTIAL INFORMATION of NEKTAR AL. In addition to the foregoing, COMPANY shall verbally provide NEKTAR AL with quarterly updates of COMPANY’s or its SUBLICENSEES’ progress with respect to development of SELECTED PRODUCT in light of the CLINICAL DEVELOPMENT TIMELINE set forth in SCHEDULE III hereto.

10.	Regulatory Matters

The PARTIES have reached agreement with respect to their respective rights, responsibilities and obligations pertaining to certain regulatory and quality matters, all of which are set forth in the QUALITY AGREEMENT attached hereto as Schedule IV and made a part hereof.

11.	Representations, Warranties; Covenants; Limitation of Liability

11.1

By Both PARTIES. Each PARTY represents and warrants to the other that as of the EFFECTIVE DATE to the best of its knowledge and belief: (a) it has the full corporate power to enter into and perform this AGREEMENT; (b) this AGREEMENT constitutes its legal, valid and binding obligation; (c) it has sufficient legal and/or beneficial title or other rights under its intellectual property rights to grant the licenses contained in this AGREEMENT; (d) each of such PARTY’s employees, officers, contractors and consultants has executed an agreement that requires such employee, officer, contractor or consultant, to the extent permitted by LAW, to assign all INVENTIONS, PATENTS, and

KNOW¬HOW made during the course of and as a result of the performance of such PARTY’s obligations under this AGREEMENT, to such PARTY; and (e) each of such PARTY’s employees, officers, contractors and consultants is subject to an executed agreement that requires such employee, officer, contractor or consultant to maintain as confidential any information CONTROLLED by such PARTY, or provided by the other PARTY, that is CONFIDENTIAL INFORMATION under this AGREEMENT.

11.2	By NEKTAR AL. NEKTAR AL represents and warrants that: (a) to the best of its knowledge as of the EFFECTIVE DATE it is not in breach of the CROSS-LICENSE AGREEMENT and will comply with all relevant terms thereof, (b) it will not voluntarily terminate, the CROSS-LICENSE AGREEMENT, and the sublicense granted to COMPANY under Section 2.2 will not terminate for any reason other than a termination of the CROSS-LICENSE AGREEMENT by ENZON by reason of a breach thereof by NEKTAR AL (or a termination of this AGREEMENT as described in Section 15 below); (c) it has the right to grant to COMPANY a sublicense under the ENZON PATENTS, and the PATENTS and PATENT APPLICATIONS listed in Schedule VII, to develop, make, have made, use, sell, offer for sale or import the SELECTED PRODUCT; (d) to the best of its knowledge as of the EFFECTIVE DATE there are no PATENTS or PATENT APPLICATIONS owned or CONTROLLED by NEKTAR AL or its AFFILIATES, other than the PATENTS and PATENT APPLICATIONS listed in Schedule VI, that cover the composition, manufacture, sale, import or use of SELECTED REAGENT or SELECTED PRODUCT; and (e) it will not enter into any agreement with a THIRD PARTY or any other person or entity or take other actions that would limit COMPANY’S rights or license under this AGREEMENT with respect to the PATENTS and PATENT APPLICATIONS listed in Schedule VI or the ENZON PATENTS. NEKTAR AL further represents and warrants that: (i) NEKTAR AL CONTROLS, and NEKTAR AL and/or NEKTAR AL’S AFFILIATES shall continue during the TERM to CONTROL, all intellectual property rights necessary for the purposes contemplated under this AGREEMENT (including, without limitation, the NEKTAR AL LICENSED TECHNOLOGY); and (ii) as of the date of the closing of the merger of NEKTAR AL (formerly known as Shearwater Corporation) with inhale Therapeutic Systems, Inc., all of the NEKTAR AL LICENSED TECHNOLOGY that existed on the date of such closing remained and remains CONTROLLED by NEKTAR AL. Moreover, if, during the TERM, NEKTAR AL assigns to an AFFILIATE any of the NEKTAR AL LICENSED TECHNOLOGY that is subject to the license grant provided for in Section 2.1 of this AGREEMENT, then COMPANY’S license under such NEKTAR AL LICENSED TECHNOLOGY shall follow such assignment and COMPANY’S license under such NEKTAR AL LICENSED TECHNOLOGY will not, as a result of such assignment, be diminished or impaired.

11.3	By COMPANY. COMPANY represents and warrants that, as of the EFFECTIVE DATE: (a) COMPANY is not a party to a then-pending action for infringement of a PATENT owned or controlled by ENZON, and (b) COMPANY is not in negotiations with ENZON for a license under the ENZON PATENTS with respect to the SELECTED PRODUCT.

11.4	By COMPANY; Diligence.

11.4.1	COMPANY covenants to NEKTAR AL that upon and after the EFFECTIVE DATE, COMPANY shall use COMMERCIALLY REASONABLE EFFORTS (directly and/or through AFFILIATES, SUBLICENSEES or others) to develop, seek MARKETING AUTHORIZATION for, manufacture, commercialize and market SELECTED PRODUCT worldwide. As between the PARTIES, COMPANY shall be responsible for all development activities, and for the preparation, filing and maintenance of applications for MARKETING AUTHORIZATION for SELECTED PRODUCT in each country in the TERRITORY. By January 31 of each calendar year for the TERM hereof, COMPANY shall provide NEKTAR AL a report of its activities in this regard during the preceding year and a summary of any such activities for the upcoming year.

11.4.2	COMPANY covenants that it, either directly or through AFFILIATES, SUBLICENSEES or others, shall use COMMERCIALLY REASONABLE EFFORTS to achieve the development diligence milestone events for SELECTED PRODUCT set forth in Schedule III by the corresponding milestone date set forth therein.

11.4.3

In the event that COMPANY, either directly or through AFFILIATES, SUBLICENSEES or others, does not use COMMERCIALLY REASONABLE EFFORTS as provided for herein to achieve a development diligence milestone event for SELECTED PRODUCT set forth in Schedule III by the corresponding milestone date set forth therein (a “DEFAULT”), then at NEKTAR AL’s sole election, NEKTAR AL shall have the right to terminate in their entirety, or convert to non-exclusive, the license and sublicense granted to COMPANY under Sections 2.1 and 2.2, in each case, in each country or countries in which such DEFAULT occurs, upon receipt by COMPANY of written notice from NEKTAR AL. Notwithstanding the foregoing, if COMPANY reasonably and in good faith believes that it cannot achieve a development diligence milestone event for SELECTED PRODUCT set forth in Schedule III by the corresponding milestone date set forth therein, then, provided COMPANY has exercised COMMERCIALLY REASONABLE EFFORTS as required in Section 11.4.1, COMPANY may request from NEKTAR AL an extension of time, and consent to such extension shall not be withheld unreasonably. Thereafter, if COMPANY, either directly or through AFFILIATES, SUBLICENSEES or others, does not use COMMERCIALLY REASONABLE EFFORTS to achieve any development diligence milestone event by the new corresponding milestone date, then NEKTAR AL may, at NEKTAR AL’s sole election, terminate in their entirety, or convert to non-exclusive, the license and sublicense granted to COMPANY under Sections 2.1 and 2.2, in each case, in each country or countries in which COMPANY, either directly or through AFFILIATES, SUBLICENSEES or others, fails to use such COMMERCIALLY REASONABLE EFFORTS, upon receipt by COMPANY of written notice from NEKTAR AL. If the license and sublicense granted to COMPANY becomes non-exclusive in one or more countries of the TERRITORY as provided for in this Section 11.4.3, COMPANY’s obligations to pay milestones and royalties to NEKTAR AL, as provided for in this AGREEMENT, shall continue.

11.4.4	For clarity, the PARTIES agree and acknowledge that, so long as COMPANY, either directly or through AFFILIATES, SUBLICENSEES or others, is using COMMERCIALLY REASONABLE EFFORTS to develop the SELECTED PRODUCT, NEKTAR AL may not terminate in their entirety, or convert to non-exclusive, the license and sublicense granted to COMPANY under Sections 2.1 and 2.2, or terminate this AGREEMENT, by reason of the fact that COMPANY does not achieve a development diligence milestone event for SELECTED PRODUCT set forth in Schedule III by the corresponding milestone date set forth therein. In addition, it is understood and agreed that this Section 11.4 shall not be deemed to limit COMPANY’s right to sublicense at any time, provided that COMPANY’s SUBLICENSEES are obligated to use COMMERCIALLY REASONABLE EFFORTS to develop the SELECTED PRODUCT.

11.5	Limitation of Liability and Exclusion of Damages.

IN NO EVENT SHALL NEKTAR AL’S LIABILITY ARISING OUT OF THE DEVELOPMENT, MANUFACTURE, SUPPLY, USE OR SALE OF SELECTED REAGENT OR SELECTED PRODUCT EXCEED THE AMOUNT NEKTAR AL IS PAID BY COMPANY PURSUANT TO SECTION 6.4 FOR THE QUANTITY OF SELECTED REAGENT GIVING RISE TO THE LIABILITY OR THE AMOUNT OF SELECTED REAGENT USED BY COMPANY TO MANUFACTURE SUCH QUANTITY OF SELECTED PRODUCT.

EXCEPT IN THE CASE OF LIQUIDATED DAMAGES PAYABLE UNDER SECTION 15.4 OR A BREACH OF THE OBLIGATIONS IN ARTICLE 9, AND WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER ARTICLE 12, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER. NOTWITHSTANDING, THE FOREGOING LIMITATIONS ON LIABILITY AND DAMAGES SHALL NOT APPLY TO THE EXTENT SUCH DAMAGES WERE CAUSED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL OR INTENTIONAL BREACH OF A MATERIAL TERM OF THIS AGREEMENT.

The limitation on liability and exclusion of damages under this AGREEMENT: (i) apply even if a PARTY had or should have had knowledge, actual or constructive, of the possibility of such damages; (ii) are a fundamental element of the basis of the bargain between the PARTIES and this AGREEMENT would not be entered into without such limitations and exclusions and (iii) shall apply whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and notwithstanding any failure of essential purpose of any limited remedy herein. Moreover, the remedies under this AGREEMENT are intended to be exclusive where so stated, and the limitation on liability and exclusion of damages under this AGREEMENT are intended to apply even if there is a total and fundamental breach of this AGREEMENT, and the essential purpose of these provisions is to limit the PARTIES’ respective liabilities hereunder.

12.	Indemnification; Insurance

12.1	Indemnity.

12.1.1	By NEKTAR AL. NEKTAR AL shall defend, indemnify and hold COMPANY, COMPANY’s SUBLICENSEES and their respective shareholders, directors, officers, employees and agents (each, a “COMPANY INDEMNITEE”) harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from all claims, demands, actions and other proceedings by or on behalf of any THIRD PARTY (including any governmental authority) (collectively, “CLAIMS”) to the extent arising from: (a) the breach of any representation, warranty (except for those under Section 5.2), covenant or material obligation of NEKTAR AL under this AGREEMENT; or (b) the gross negligence, recklessness or willful misconduct of NEKTAR AL in the performance of its obligations under this AGREEMENT, except in each case to the extent such claim, demand, action or proceeding arises from COMPANY’s material breach of this AGREEMENT or the gross negligence, recklessness or willful misconduct of a COMPANY INDEMNITEE.

12.1.2

By COMPANY. COMPANY shall defend, indemnify and hold NEKTAR AL, NEKTAR AL AFFILIATES, and their respective shareholders, directors, officers, employees and agents (each, a “NEKTAR AL INDEMNITEE”) harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from all CLAIMS to the extent arising from: (a) the breach of any representation, warranty, covenant or material obligation of COMPANY under this AGREEMENT; (b) the development (including without limitation the conduct of clinical trials in humans), manufacture, testing, storage, handling, transportation, disposal, commercialization (including any recalls, field corrections or market withdrawals), marketing, distribution, promotion, sale or use of PRODUCT (including as a result of any illness, injury or death to persons (including employees, agents or contractors of COMPANY or its SUBLICENSEES) or damage to property); or (c) the gross negligence, recklessness or misconduct of COMPANY or its SUBLICENSEES or any of their respective THIRD PARTY agents or contractors (including CMOs) in the performance of its or their obligations under this AGREEMENT, except in each case to the extent such claim, demand, action or proceeding arises from NEKTAR AL’s material breach of this AGREEMENT or the gross negligence, recklessness or willful misconduct of a NEKTAR AL INDEMNITEE.

12.2	Insurance. COMPANY, at its own expense, shall maintain comprehensive general liability insurance, including product liability insurance, in the minimum amount of one million DOLLARS ($1,000,000) per occurrence, and three million DOLLARS ($3,000,000) in the aggregate, with NEKTAR AL named as an additional insured. Such policies shall include a provision that NEKTAR AL shall be given thirty (30) days’ written notice prior to cancellation or material change in such a policy, except in the case of non-payment, which shall require at least ten (10) days’ notice. The insurance carriers must be rated A-, VII or better by A.M. Best Company. COMPANY shall maintain such insurance for so long as it continues to research, develop or commercialize SELECTED PRODUCT, and shall from time to time provide copies of certificates of such insurance to NEKTAR AL upon its request. If the insurance policy is written on a claims-made basis, the coverage must be kept in place for at least seven (7) years after the termination of this AGREEMENT. If COMPANY elects to have any of its employees visit NEKTAR AL’s facilities, COMPANY shall maintain employers’ liability insurance for limits of one million DOLLARS ($1,000,000) per occurrence. If an employee of COMPANY is driving to NEKTAR AL’s facilities, the COMPANY shall maintain auto liability insurance for owned, non-owned and hired autos, for a limit of one million DOLLARS ($1,000,000) combined single limit.

12.3

Procedures. If any CLAIM covered by Section 12.1 is brought, the indemnifying PARTY’s obligations are conditioned upon the following: (i) the indemnified PARTY shall promptly notify the indemnifying PARTY in writing of such CLAIM, (ii) the indemnifying PARTY shall assume, at its cost and expense, the sole defense of such CLAIM through counsel selected by the indemnifying PARTY and reasonably acceptable to the other PARTY, except that those indemnified may at their option and expense select and be represented by separate counsel; (iii) the indemnifying PARTY shall maintain control of such defense and/or the settlement of such CLAIM; (iv) those indemnified may, at their option and expense, participate in such defense, and if they so participate, the indemnifying PARTY and those indemnified shall cooperate with one another in such defense; (v) the indemnifying PARTY will have authority to consent to the entry of any judgment, to enter into any settlement or otherwise to dispose of such CLAIM, and an indemnified PARTY may not consent to the entry of any judgment, enter into any settlement or otherwise dispose of such CLAIM without the prior written consent of the indemnifying PARTY; and (vi) the indemnifying PARTY shall pay the full amount of any judgment, award or settlement with respect to such CLAIM and all other costs, fees and expenses related to the resolution thereof; provided that such other costs, fees and expenses have been incurred or agreed, as the case may be, by the indemnifying PARTY in its defense or settlement of the CLAIM.

13.	INVENTIONS, KNOW-HOW and PATENTS

13.1	Existing Intellectual Property. Other than as expressly provided in this AGREEMENT, neither PARTY grants nor shall be deemed to grant any right, title or interest to the other PARTY in any PATENT, PATENT APPLICATION, KNOW¬HOW or other intellectual property right CONTROLLED by such PARTY as of the EFFECTIVE DATE. In addition, any PATENT, PATENT APPLICATION, KNOW-HOW or other intellectual property right owned by a PARTY as of the EFFECTIVE DATE shall continue to be owned by such PARTY following the EFFECTIVE DATE.

13.2	Disclosure. Each PARTY shall promptly disclose in writing to the other all INVENTIONS arising from the joint or separate activities (including any INVENTIONS first made, conceived or first reduced to practice as a result of performing such activities) of the PARTIES or, to the extent such PARTY has the right to do so, their agents, independent contractors (including CMOs) or, in the case of COMPANY, SUBLICENSEES, in connection with the performance of their obligations or activities under this AGREEMENT (including in the manufacture of SELECTED PRODUCT); provided, however, that NEKTAR AL shall not be obligated to disclose under this Section 13.2 a SOLE INVENTION to the extent such SOLE INVENTION falls within the scope of NEKTAR AL CORE TECHNOLOGY (and is not necessary for COMPANY to exercise the license granted by NEKTAR AL hereunder) and that COMPANY shall not be obligated to disclose under this Section 13.2 a SOLE INVENTION to the extent such SOLE INVENTION falls within the scope of COMPANY CORE TECHNOLOGY. INVENTION disclosures made by a PARTY pursuant to this Section 13.2 shall be in a reasonable summary format, and each PARTY agrees to provide additional, detailed information underlying such summary disclosures following the request of the other PARTY.

13.3

Ownership of INVENTIONS. Except as otherwise set forth in Sections 13.4 or 13.6, all INVENTIONS made solely by employees, agents, independent contractors (including CMOs) or, in the case of COMPANY, SUBLICENSEES of a PARTY during the course and performance of this AGREEMENT (including in the manufacture of SELECTED PRODUCT) (each, to the extent owned by a PARTY, a “SOLE INVENTION”) shall be the exclusive property of such PARTY. Except as otherwise set forth in Sections 13.4 or 13.6, if employees, agents, independent contractors (including CMOs) or, in the case of COMPANY, SUBLICENSEES of each of NEKTAR AL and COMPANY jointly develop any INVENTION during the course and in the performance of activities conducted in connection with this AGREEMENT (including in the manufacture of SELECTED PRODUCT) (each, a “JOINT INVENTION”), COMPANY and NEKTAR AL shall each own an undivided one-half (1/2) interest in and to such JOINT INVENTION, and shall have the right to freely exploit and grant licenses under any such JOINT INVENTION and any PATENT claiming such JOINT INVENTION without consent of or a duty of accounting to the other PARTY, and each PARTY hereby waives any right to require such consent under applicable LAWS, and if such waiver is not effective, agrees to provide such consent. For the avoidance of doubt, the determination as to whether an INVENTION has been “solely” or “jointly” made shall be based upon whether employees, agents, independent contractors (including CMOs) or, in the case of COMPANY, SUBLICENSEES of a PARTY would be or are properly named as an inventor on a corresponding PATENT APPLICATION under United States inventorship LAWS.

13.4

NEKTAR AL CORE TECHNOLOGY INVENTIONS. Any and all right, title and interest in and to all SOLE INVENTIONS and JOINT INVENTIONS which fall within the scope of NEKTAR AL CORE TECHNOLOGY shall belong solely to NEKTAR AL (“NEKTAR AL CORE TECHNOLOGY INVENTIONS”). COMPANY hereby agrees to and hereby does, and shall, without additional consideration transfer and assign to NEKTAR AL all of its right, title and interest in and to such NEKTAR AL CORE TECHNOLOGY INVENTIONS and all intellectual property rights therein including enforcement rights, and shall require its employees, and to the extent COMPANY obtains such rights for itself, shall require its agents, independent contractors (including CMOs) and, in the case of COMPANY, SUBLICENSEES, to so assign their right, title and interest therein to NEKTAR AL. NEKTAR AL shall be responsible, at its sole expense and discretion, and with the cooperation of COMPANY, for the filing, prosecution and maintenance of foreign and domestic PATENT APPLICATIONS and PATENTS issuing therefrom covering such NEKTAR AL CORE TECHNOLOGY INVENTIONS, provided, however, that, with respect to any NEKTAR AL CORE TECHNOLOGY INVENTIONS that are SOLE INVENTIONS of COMPANY or JOINT INVENTIONS, NEKTAR AL shall (i) keep COMPANY reasonably informed as to the filing, prosecution and maintenance of such PATENT APPLICATIONS and PATENTS, (ii) furnish to COMPANY copies of documents relevant to any such filing, prosecution and maintenance, and (iii) allow COMPANY reasonable opportunity to comment on documents filed with any patent office which would affect such PATENT APPLICATIONS and PATENTS. All NEKTAR AL CORE TECHNOLOGY INVENTIONS shall be deemed to be included in the NEKTAR AL LICENSED TECHNOLOGY and subject to the license granted to COMPANY pursuant to Section 2.1. Notwithstanding anything to the contrary herein, during the TERM, COMPANY shall use COMMERCIALLY REASONABLE EFFORTS to obligate any and all agents, independent contractors (including CMOs), and

SUBLICENSEES to transfer and assign to COMPANY all of their right, title and interest in and to INVENTIONS and all intellectual property rights therein, including enforcement rights. If COMPANY is unable to do so, COMPANY shall notify NEKTAR AL prior to having any such PERSON perform any activities under this AGREEMENT including manufacture of SELECTED PRODUCT.

13.5	GRANT-BACK INVENTIONS. NEKTAR AL shall grant, and hereby grants, to COMPANY a non-exclusive, royalty-free, fully-paid up, worldwide license, with right to sublicense, under all APTAMER INVENTIONS AND DATA (including all intellectual property rights therein) that are included in NEKTAR AL CORE TECHNOLOGY, which are invented either solely or jointly by employees, agents or contractors of COMPANY to make, use, sell, offer to sell, import and otherwise commercialize the SELECTED PRODUCT and other products which COMPANY is currently developing, or may develop in the future, either alone or in collaboration with AFFILIATES, SUBLICENSEES OR THIRD PARTIES, provided that this license shall be sublicensable to THIRD PARTIES only to the extent reasonably necessary to make, use, import, export, sell, offer to sell and otherwise exploit products developed in whole or in part by COMPANY.

13.6	COMPANY CORE TECHNOLOGY INVENTIONS. Any and all right, title and interest in and to all SOLE INVENTIONS and JOINT INVENTIONS which fall within the scope of COMPANY CORE TECHNOLOGY shall belong solely to COMPANY (“COMPANY CORE TECHNOLOGY INVENTIONS”). NEKTAR AL hereby agrees to and hereby does, and shall, without additional consideration assign to COMPANY all of its right, title and interest in and to any COMPANY CORE TECHNOLOGY INVENTIONS and all intellectual property rights therein including enforcement rights, and shall require its employees, agents or independent contractors to so assign their right, title and interest therein to COMPANY. COMPANY shall be responsible, at its sole expense and discretion, and with the cooperation of NEKTAR AL if requested by COMPANY, for the filing, prosecution and maintenance of foreign and domestic PATENT APPLICATIONS and PATENTS issuing therefrom covering such COMPANY CORE TECHNOLOGY INVENTIONS.

13.7	Individual PATENT Filings. Each PARTY shall have the sole discretion and right to prepare, file, prosecute, maintain and defend PATENT APPLICATIONS and PATENTS issuing therefrom for INVENTIONS it solely owns under this AGREEMENT, and shall be responsible for related interference proceedings. During the TERM, each PARTY shall confer with the other PARTY, and make every reasonable effort to adopt the other PARTY’s suggestions regarding the prosecution of such PATENT APPLICATIONS, and shall copy the other PARTY on any official actions and submissions regarding the filing and prosecution of such PATENT APPLICATIONS. Costs incurred with respect to PATENT APPLICATIONS shall be borne by the PARTY with the right to prosecute each such PATENT APPLICATION.

13.8	Joint PATENT Filings. With respect to all PATENT APPLICATIONS on JOINT INVENTIONS that are jointly owned by the PARTIES (i.e., JOINT INVENTIONS that have not been assigned nor are assignable to the other PARTY pursuant to Sections 13.4 and 13.6) (the “JOINT PATENT APPLICATIONS”), the PARTIES shall determine which PARTY shall be responsible for filing, prosecuting and maintaining PATENT APPLICATIONS and PATENTS issuing therefrom (the “JOINT PATENTS”) on behalf of both PARTIES (such PARTY, the “RESPONSIBLE PARTY”) based on a good faith determination of the relative contributions of the PARTIES to the INVENTION and the relative interests of the PARTIES in the INVENTION. At least twenty (20) days prior to the contemplated filing of such PATENT APPLICATION, the RESPONSIBLE PARTY shall submit a substantially completed draft of the JOINT PATENT APPLICATION to the other PARTY for its approval, which shall not be unreasonably withheld or delayed. Except as set forth below, the PARTIES shall share equally the costs of the preparation, filing, prosecution and maintenance of all JOINT PATENT APPLICATIONS and JOINT PATENTS. If either PARTY elects not to pay its portion of any shared costs for a JOINT PATENT APPLICATION or JOINT PATENT, the other PARTY may proceed with such JOINT PATENT APPLICATION or JOINT PATENT in its own name and at its sole expense, in which case the PARTY electing not to pay its share of costs hereby agrees to transfer and assign and shall transfer and assign its entire right, title and interest in and to such JOINT PATENT APPLICATION or JOINT PATENT to the other PARTY and such INVENTION shall be treated as a SOLE INVENTION of the assignee for the purposes of Sections 13.3 and 13.7.

13.9	Further Actions. Each PARTY shall cooperate with the other PARTY to execute all documents and take all reasonable actions to effect the intent of this Article 13.

14.	Infringement

14.1	Infringement of THIRD PARTY Rights.

14.1.1	Notice. If the development, manufacture, use, import, offer for sale or sale of SELECTED PRODUCT results in a claim for PATENT infringement by a THIRD PARTY, the PARTY to this AGREEMENT first having notice shall promptly notify the other PARTY in writing. The notice shall set forth the facts of the claim in reasonable detail.

14.1.2

Litigation Unrelated to SELECTED REAGENT. Except to the limited extent provided for in Section 14.1.3, COMPANY shall defend, indemnify and hold harmless each NEKTAR AL INDEMNITEE from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from any CLAIM that the development, manufacture, use, import, offer for sale or sale of SELECTED PRODUCT infringes a THIRD PARTY PATENT or misappropriates THIRD PARTY KNOW¬HOW, and the provisions of Sections 12.1.2 and 12.3 shall apply with respect to any such CLAIM to the same extent as though it were a CLAIM for which COMPANY has an obligation to defend, indemnify and defend NEKTAR AL under Section 12.1.2. In the event of a conflict between the provisions of Article 13 and this Section 14.1.2, the provisions of this Section 14.1.2 shall apply. NEKTAR AL shall cooperate with COMPANY at COMPANY’s request and expense in such defense, and shall have the right to be represented by counsel of its own choice at NEKTAR AL’s expense.

14.1.3	COMPANY’s obligations under Section 14.1.2 (and 12.1.2) shall not apply to the extent that any infringement of a THIRD PARTY PATENT results solely from the composition of matter or the manufacture of SELECTED REAGENT.

14.2	Infringement By THIRD PARTIES.

14.2.1	Notice of Infringement. If any VALID PATENT CLAIM or any PATENT owned, CONTROLLED or licensed by COMPANY covering SELECTED PRODUCT is infringed by a THIRD PARTY, or any KNOW¬HOW utilized in the manufacture, use, import, offer for sale or sale of SELECTED REAGENT or SELECTED PRODUCT is misappropriated by a THIRD PARTY, the PARTY first having knowledge of such infringement or misappropriation shall promptly notify the other PARTY in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail.

14.2.2	Prosecution of Actions Related to NEKTAR AL PATENT RIGHTS.

(a)	NEKTAR AL shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of a VALID NEKTAR AL PATENT CLAIM or misappropriation of NEKTAR AL KNOW-HOW as described in Section 14.2.1 by reason of a THIRD PARTY’s manufacture, use, import, offer for sale or sale of SELECTED REAGENT or SELECTED PRODUCT, using counsel of its own choice at its own expense. COMPANY shall cooperate with NEKTAR AL at NEKTAR AL’s request and expense in the prosecution of such action or proceeding. If NEKTAR AL determines that COMPANY is an indispensable PARTY to the action, COMPANY hereby consents to be joined. In such event, COMPANY shall have the right to be represented in that action by its own counsel at its own expense.

(b)

If NEKTAR AL fails to bring an action or proceeding within a period of sixty (60) days after receiving written notice from COMPANY or otherwise having knowledge of such infringement or misappropriation by reason of a THIRD PARTY’s manufacture, use, import, offer for sale or sale of products incorporating SELECTED PRODUCT, COMPANY shall have the right to bring and control any such action using counsel of its own choice at its own expense. If COMPANY determines that NEKTAR AL is an indispensable PARTY to the action, NEKTAR AL hereby consents to be joined. In such event, NEKTAR AL shall have the right to be represented in such action by its own counsel at its own expense. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 14.2.2 may be entered into without the joint consent of COMPANY and NEKTAR AL (which consent shall not be withheld or delayed unreasonably), provided the foregoing shall not limit the COMPANY’S right to grant sublicenses under Article 2 above.

(c)	Awards. If either PARTY brings an action for infringement or misappropriation by a THIRD PARTY under this Section 14.2.2, any damages or other monetary awards or payments in settlement recovered by such PARTY with respect to such infringement or misappropriation shall be applied first to defray the costs and expenses incurred by both PARTIES in the action. Any remainder of the net amount recovered (after payment of amounts owed to others in respect of such recovery) shall be shared by the PARTIES as follows: seventy-five percent (75%) of such remainder shall be retained by the PARTY controlling such action and twenty-five percent (25%) of such remainder shall be retained by the other PARTY.

14.2.3	Prosecution of Actions Related to SELECTED PRODUCT.

(a)	Except as otherwise provided in Section 14.2.2 and except with respect to infringement by a THIRD PARTY of a VALID ENZON PATENT CLAIM, COMPANY shall have the right, but not the obligation, to carry out actions against THIRD PARTIES arising from such THIRD PARTIES’ manufacture, use, import, offer for sale or sale of SELECTED PRODUCT.

(b)

Awards. If COMPANY brings an action for infringement or misappropriation by a THIRD PARTY under this Section 14.2.3 of a PATENT or KNOW-HOW owned or licensed by COMPANY arising from such THIRD PARTY’S manufacture, use, import, offer for sale or sale of SELECTED PRODUCT, any damages or other monetary awards or payments in settlement recovered by COMPANY with respect to such infringement or misappropriation shall be applied first to defray the costs and expenses incurred by COMPANY in the action. Any remainder of the net amount recovered by COMPANY (after payment of amounts owed to others in respect of such recovery) shall be shared by the

PARTIES as follows: seventy-five percent (75%) of such remainder shall be retained by COMPANY and twenty-five percent (25%) of such remainder shall be retained by NEKTAR AL.

15.	Term and Termination

15.1	Expiration. The TERM shall commence on the EFFECTIVE DATE and shall expire on a country-by-country basis upon the expiration of all royalty obligations hereunder in the applicable country, unless earlier terminated as provided herein.

15.2	Termination for Default. Each PARTY shall have the right to terminate this AGREEMENT by written notice to the other PARTY for a failure to comply with the material terms of this AGREEMENT by the other PARTY, provided such failure to comply is not corrected by the failing PARTY within thirty (30) days of written notice of any failure to make timely payment of any undisputed amount when due hereunder, or within ninety (90) days of receipt of written notice of any other failure from the non-failing PARTY.

15.3	Challenge. NEKTAR AL shall have the right to terminate this AGREEMENT immediately upon written notice if COMPANY or any SUBLICENSEE challenges the validity, scope or enforceability of or otherwise opposes any PATENT included in the NEKTAR AL PATENT RIGHTS or (provided that COMPANY’s sublicense under Section 2.2 is then in effect) the ENZON PATENTS.

15.4	Termination by COMPANY. COMPANY shall have the right to terminate this AGREEMENT in its entirety at any time, without cause, upon sixty (60) days’ prior written notice to NEKTAR AL, in which case, (a) if COMPANY has not paid NEKTAR AL the first milestone payment in Schedule II, COMPANY will pay such amount to NEKTAR AL prior to the effective date of termination of this AGREEMENT, (b) prior to the effective date of such termination, COMPANY will pay NEKTAR AL the amount of two hundred fifty thousand dollars ($250,000) to reimburse NEKTAR AL for transactional and administrative costs incurred in connection with this AGREEMENT, and (c) in the case of non-binding forecasts for SELECTED REAGENT, within thirty (30) days of the effective date of such termination, COMPANY will purchase from NEKTAR AL the amount of SELECTED REAGENT in accordance with COMPANY’s most recent non-binding forecasts for supply of SELECTED REAGENT made under this AGREEMENT for the upcoming twelve (12) month period prior to COMPANY’s decision to terminate this AGREEMENT and (b) notwithstanding anything to the contrary herein, the provisions of Sections 2.1, 2.2, 2.4, 2.5, 4.4, 4.6, 5, 6, 7.2, 7.5 and 8 shall survive such termination until the last commercial sale of SELECTED PRODUCT made with SELECTED REAGENT purchased from NEKTAR AL (in the case of Section 7.2, solely with respect to NET SALES of SELECTED PRODUCT made with SELECTED REAGENT purchased from NEKTAR AL). The PARTIES agree that the payments owed by COMPANY under this Section 15.4 are liquidated damages and are not penalties.

15.5	[Intentionally Left Blank]

15.6	Effect of Termination.

15.6.1	The provisions of Sections 2.4, 4.6.6, 7.3, 8.1, 8.2, 8.4 through 8.6 (as to amounts accrued and unpaid as of the date of termination or under Section 15.6.2(e)), 11.5, 15.6, 20.2, 20.4, 20.7, 20.9 and 20.10 and Articles 3, 5, 9, 10, 12, 13, 18 and 19 (and in each case together with any defined terms applicable to such provisions) shall survive termination or expiration of this AGREEMENT for any reason whatsoever. In addition, COMPANY’s license to NEKTAR AL KNOW-HOW granted in Section 2.1 shall survive expiration of this AGREEMENT, but shall automatically be converted to a non-exclusive license upon such expiration.

15.6.2	Notwithstanding anything in this AGREEMENT to the contrary, if this AGREEMENT is terminated for any reason whatsoever, other than due to COMPANY’S termination for NEKTAR AL’S failure to comply with the material terms of this AGREEMENT under Section 15.2 or a termination by COMPANY under Section 15.4 if the CROSS-LICENSE AGREEMENT terminates prior to the date of expiration of the last-to-expire VALID ENZON PATENT CLAIM:

(a)	COMPANY shall continue to be obligated to purchase and shall purchase SELECTED REAGENT manufactured pursuant to any issued purchase orders and binding forecasts pursuant to Article 4, and the provisions of the following Sections shall apply with respect to such quantities (in addition to those specified in Section 15.6.1 above): Sections 4.2, 4.3, and 4.4 and Articles 5 and 6 (and in each case together with any defined terms applicable to such provisions). Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT. Termination shall not affect shipments of SELECTED REAGENT which have been made by NEKTAR AL to COMPANY, and all provisions of this AGREEMENT shall continue to apply to such shipments notwithstanding notice of any such termination;

(b)	NEKTAR AL shall complete or cause the completion of the manufacturing of any work-in-progress under accepted purchase orders on the date on which the termination is effective. Any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT;

(c)	COMPANY shall be responsible for all unavoidable costs and expenses arising out of those activities that would reasonably have been required by NEKTAR AL prior to notice of termination in order to meet COMPANY’s forecasted requirements of SELECTED REAGENT; provided, however, that if this AGREEMENT is terminated by COMPANY under Section 15.4, this Section 15.6.2(c) shall apply solely with respect to COMPANY’s binding forecasted requirements;

(d)	COMPANY shall pay NEKTAR AL all milestone payments and royalties in accordance with the terms of this AGREEMENT that accrued prior to such termination; and

(e)	COMPANY shall be entitled to sell out all remaining stocks of SELECTED PRODUCT under the terms and conditions set forth in this AGREEMENT (unless termination results from COMPANY’s default under Section 15.2 or Section 15.3) for a period not to exceed twelve (12) months after the effective date of termination, after which time all rights and licenses granted hereunder shall immediately terminate and all licensed rights shall revert in their entirety to the respective licensor. Subject to the foregoing (and Section 2.4.1(b)), if this AGREEMENT is terminated for any reason whatsoever, all licenses and sublicenses granted under this AGREEMENT shall automatically terminate and all licensed rights shall revert in their entirety to the respective licensor.

15.6.3	Subject to the limitations of liability and exclusions of damages provided for in this AGREEMENT, termination of this AGREEMENT by a PARTY shall not be an exclusive remedy and all other remedies will be available to the terminating PARTY, in equity and at LAW.

16.	Governance

16.1	PRODUCTION COMMITTEE. Within sixty (60) days after the EFFECTIVE DATE, the PARTIES shall appoint a PRODUCTION COMMITTEE to plan and manage the manufacturing and supply activities to be performed under this AGREEMENT with respect to the SELECTED REAGENT, and facilitate communication between the PARTIES during such time as NEKTAR AL supplies COMPANY with SELECTED REAGENT hereunder. The PRODUCTION COMMITTEE shall be responsible for discussing in good faith and agreeing on issues relating to forecasting, contingency planning, and designation (if needed) of the independent scientific and technical expert as provided for in Section 6.3.2. The PRODUCTION COMMITTEE shall operate by consensus with representatives of NEKTAR AL having one (1) collective vote and representatives of COMPANY having one (1) collective vote. Any disagreements between the PARTIES’ representatives at the PRODUCTION COMMITTEE level shall be referred to the PARTIES’ senior management.

16.2	Notwithstanding anything to the contrary herein, the PRODUCTION COMMITTEE shall not have the right or power to amend the terms of this AGREEMENT or waive rights or obligations of the PARTIES hereunder, or take any action that would conflict with any provision of this AGREEMENT.

17.	Assignment

Unless otherwise expressly permitted hereunder, neither PARTY may assign any of its rights or delegate any of its duties under this AGREEMENT without the prior written consent of the other PARTY, except that either PARTY may assign its rights and responsibilities hereunder without the other PARTY’s consent as part of (i) either (a) the sale of all or substantially all of the assets or the entire business to which this AGREEMENT relates or (b) a merger, consolidation, reorganization or other combination with or into another person or entity; or (ii) the transfer or assignment to an AFFILIATE, in each case, pursuant to which the surviving entity or assignee assumes the assigning or merging PARTY’s obligations hereunder. Any assignment made in violation of this Article 17 shall be null and void.

18.	Notices

Any notice or other communication or payment herein required or permitted to be given shall be deemed sufficient if and when personally delivered in writing or if and when given by United States registered or certified mail, postage prepaid, return receipt requested, properly addressed to the respective addresses of the PARTIES as written below. Notices so given shall be effective upon the earlier to occur of (i) receipt by the PARTY to which notice is given, or (ii) the fourth (4th) business day following the date such notice was posted, whichever occurs first.

If to COMPANY, addressed to:

Regado Biosciences, Inc.

324 Blackwell Street, Suite 420

Durham, North Carolina 27701

Attention: Chief Executive Officer

Fax:

If to NEKTAR AL, addressed to:

NEKTAR Therapeutics AL, Corporation

1112 Church Street

Huntsville, AL 35801

Attention: Contract Management

Fax: (256) 704-7648

With a copy to:

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070-6256

Attention: Vice President, Corporate Legal

Fax: (650) 620-5360

19.	Arbitration

19.1	Generally. Except as otherwise set forth in Sections 9.4 and 19.2, NEKTAR AL and COMPANY agree that any dispute or controversy as to the validity, enforcement, construction, performance or breach of this AGREEMENT shall be settled by binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed in writing by the PARTIES, the arbitration shall be conducted by one neutral independent arbitrator appointed in accordance with such rules and who shall be a former U.S. District Court judge. The arbitrator shall determine what discovery will be permitted, based on the principle of limiting the cost and time which the PARTIES must expend on discovery, provided, the arbitrator shall permit such discovery as he or she deems necessary to achieve an equitable resolution of the dispute. The decision and/or award rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the PARTIES, unless otherwise specified by the arbitrator. Each PARTY shall bear the cost of its own attorneys’ and expert fees, provided that the arbitrator may in their discretion award to the prevailing PARTY the costs and expenses incurred by the prevailing PARTY in connection with the arbitration proceeding. Notwithstanding the provisions of Section 15.2, in the event a PARTY disputes in good faith an alleged failure to comply with the material terms of this AGREEMENT during the applicable cure period under Section 15.2, then such cure period shall be tolled pending final resolution of the dispute in accordance with this Section 19.1; provided, however, that if the disputed failure is a failure of COMPANY to comply with the terms of Section 11.4 and such dispute is resolved in NEKTAR AL’s favor, NEKTAR AL shall have the right to terminate this AGREEMENT upon written notice to COMPANY if COMPANY does not comply with such section within sixty (60) days from the date on which such dispute is resolved.

19.2	Any dispute or controversy relating to the inventorship and ownership of any invention or the scope, validity, enforceability or infringement of any intellectual property rights covering the composition of matter, method of making or method of using SELECTED REAGENT or SELECTED PRODUCT shall be submitted to a court of competent jurisdiction in the territory in which such intellectual property rights were granted or arose.

20.	Miscellaneous

20.1	Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected PARTY; provided, however, that the foregoing shall not be applied to excuse or delay any payment obligation of COMPANY under this AGREEMENT.

20.2	Severability. All the terms and provisions of this AGREEMENT are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this AGREEMENT, and the enforceability, legality and validity of the remainder of this AGREEMENT shall not be affected thereby.

20.3	Variation. This AGREEMENT may not be amended, varied or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each PARTY hereto.

20.4	Forbearance and Waiver. No waiver by a PARTY in respect of any breach shall operate as a waiver in respect of any subsequent breach. No forbearance, failure or delay by a PARTY in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial forbearance, exercise or waiver of any right or remedy prejudice its further exercise of any right or remedy under this AGREEMENT or at LAW.

20.5	Counterparts. This AGREEMENT may be executed in more than one counterpart, each of which constitutes an original and all of which together shall constitute one enforceable agreement.

20.6	No Partnership. The relationship of the PARTIES is that of independent contractors and this AGREEMENT shall not operate so as to create a partnership or joint venture of any kind between the PARTIES.

20.7	Construction. The PARTIES have participated jointly in the negotiation and drafting of this AGREEMENT. In the event that an ambiguity or question of intent or interpretation arises, this AGREEMENT shall be construed as if drafted jointly by the PARTIES and no presumption or burden of proof shall arise favoring or disfavoring any PARTY by virtue of the authorship of any of the provisions of this AGREEMENT. Except where the context otherwise requires, where used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. The captions of this AGREEMENT are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this AGREEMENT or the intent of any provision contained in this AGREEMENT. The term “including” as used herein means including the generality of any description preceding such term.

20.8	Entire Agreement. This AGREEMENT and the Schedules attached hereto constitute the entire understanding between the PARTIES and supersede any prior or contemporaneous written or oral understanding, negotiations or agreements between and among them respecting the subject matter hereof. Notwithstanding the foregoing, NEKTAR AL’s Terms and Conditions of Sale dated October 29, 2004 shall continue to apply with respect to REAGENT (other than SELECTED REAGENT) sold to COMPANY prior to the EFFECTIVE DATE, except that the terms of this AGREEMENT including, without limitation, Section 2.7, shall apply to SELECTED REAGENT sold to COMPANY prior to the EFFECTIVE DATE. This AGREEMENT shall be binding upon, and inure to the benefit of, the PARTIES and their respective successors and assigns.

20.9	Governing LAW. This AGREEMENT shall be governed by and construed in accordance with the LAWS of the State of California, USA without regard to its or any other jurisdiction’s choice of law rules. With respect to any actions that a PARTY may take pursuant to Section 9.4, then such action shall be brought in the state or federal courts located in California. The PARTIES submit to the personal jurisdiction of such courts for any such action, agree that such courts provide a convenient forum for any such action, and waive any objections or challenges to venue with respect to such courts.

20.10	Publicity. Except as otherwise provided in Article 9 and subject to either PARTY’s obligations under applicable state and federal (including securities) LAWS: (a) NEKTAR AL and COMPANY shall not disclose any terms or conditions of this AGREEMENT to any THIRD PARTY without the prior written consent of the other PARTY; and (b) NEKTAR AL and COMPANY shall not use the other PARTY’s name in publicity materials or other public disclosures without the prior written consent of the other PARTY, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, NEKTAR AL and COMPANY shall prepare and issue a joint press release reasonably acceptable to both PARTIES announcing the relationship created under this AGREEMENT. During the TERM, to the extent practicable, COMPANY shall inform NEKTAR AL prior to issuing a press release or other public disclosure regarding the achievement of clinical or other developmental milestones for SELECTED PRODUCT. If COMPANY shall mention in such public disclosure the use of NEKTAR AL’s proprietary PEGYLATION technology in the SELECTED PRODUCT, such mention shall be approved in advance in writing by NEKTAR AL (such approval not to be unreasonably withheld or delayed).

20.11	PATENT Marking and SELECTED PRODUCT Marking.

(a)	COMPANY shall place appropriate patent and/or patent pending markings for the NEKTAR AL PATENT RIGHTS and the ENZON PATENTS on SELECTED PRODUCT or the packaging therefor. The content, form,

size, location and language of such markings shall be in accordance with the LAWS and practices of the country in which the applicable units of SELECTED PRODUCT are distributed.

(b)	As between the PARTIES, COMPANY shall be responsible either itself or through others for all packaging (non-commercial and commercial) and labeling of SELECTED PRODUCT. To the extent allowed by LAWS, COMPANY shall use COMMERCIALLY REASONABLE EFFORTS to ensure that all labeling, packaging and package inserts and any promotional materials associated with SELECTED PRODUCT shall carry the trademark of NEKTAR AL, the location (which shall be conspicuous), identity and style of which shall be mutually acceptable to NEKTAR AL, COMPANY and any other applicable party (such as a SUBLICENSEE of COMPANY). NEKTAR AL authorizes the use of its trademark pursuant to this Section 20.11(b).

20.12	Termination of NON-DISCLOSURE AGREEMENT. All provisions of, rights granted and covenants made in the NON-DISCLOSURE AGREEMENT are hereby terminated and of no further force and effect and are superseded in their entirety by the provisions of, rights granted and covenants made in this AGREEMENT. The PARTIES acknowledge and agree that any disclosure made pursuant to the NON-DISCLOSURE AGREEMENT shall be governed by the terms and conditions of Article 9.

20.13	Compliance with LAWS. Each PARTY will comply with all LAWS in performing its obligations and exercising its rights hereunder. Nothing in this AGREEMENT shall be deemed to permit COMPANY or its SUBLICENSEES to export, re-export or otherwise transfer any information or materials (including SELECTED REAGENT) transferred hereunder or SELECTED PRODUCT manufactured therefrom without complying with LAWS.

IN WITNESS WHEREOF, the PARTIES hereto have caused their authorized representatives to execute this AGREEMENT by signing below:

Signed:		For and on behalf of:
Nektar Therapeutics AL, Corporation		Regado Biosciences, Inc.

Signature	/s/ Jennifer A. Filbey	Signature	/s/ Douglas Gooding
Name:	Jennifer A. Filbey	Name:	Douglas Gooding
Title:	V.P., Business Development	Title:	CEO

SCHEDULE I

CHEMICAL NAME OF THERAPEUTIC AGENT

[*]

SCHEDULE II

Milestones

Pursuant to Section 7.1, the following milestone payments shall be payable by COMPANY to NEKTAR AL upon occurrence of the following milestone events with respect to SELECTED PRODUCT:

Milestone Event	Milestone Payment (US DOLLARS)

Upon the manufacture, release (including the performance of appropriate quality control and quality assurance with respect thereto) and delivery of the first shipment of SELECTED REAGENT	$1,000,000

The earliest to occur of (a) receipt of a Phase lb Clinical Study Report, and (b) initiation of the first PHASE II CLINICAL TRIAL for SELECTED PRODUCT	$250,000

Filing an NDA or its equivalent with the FDA or EMEA for the SELECTED PRODUCT	$1,000,000

The earliest to occur of (a) the grant of the first MARKET AUTHORIZATION for the SELECTED PRODUCT in the United States, (b) the grant of the first MARKETING AUTHORIZATION for the SELECTED PRODUCT in the European Union, and (c) the commercial launch of the SELECTED PRODUCT in a country of the European Union.	$4,000,000

Achieving three hundred million DOLLARS ($300,000,000) in aggregate NET SALES of the SELECTED PRODUCT	$1,500,000

COMPANY shall pay such milestone payments only once, which shall be upon the first time the corresponding milestone event is achieved, and in no event shall the aggregate amount paid to NEKTAR AL for such milestones exceed $7,750,000. COMPANY shall make such milestone payments to NEKTAR AL within thirty (30) days of achievement of the corresponding milestone event or as otherwise set forth above.

SCHEDULE III

CLINICAL DEVELOPMENT TIMELINES

EVENT	YEAR

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SCHEDULE IV

QUALITY AGREEMENT

This Quality Agreement (“QUALITY AGREEMENT”), effective between Nektar Therapeutics AL, Corporation (“NEKTAR AL”) and Regado Biosciences, Inc. (“COMPANY”) outlines the roles, responsibilities, deliverables, and time requirements with respect to the quality assurance of the SELECTED REAGENT produced by NEKTAR AL for COMPANY under the License, Manufacturing and Supply Agreement dated December 22, 2006 (“AGREEMENT”). The effective date of this QUALITY AGREEMENT shall be the EFFECTIVE DATE as set forth in the AGREEMENT. Unless otherwise defined specifically in Attachment D to this QUALITY AGREEMENT, all capitalized terms used herein will have the same meaning as the definitions provided in the AGREEMENT. In the case of any inconsistency between this QUALITY AGREEMENT and the AGREEMENT, the terms of this QUALITY AGREEMENT shall govern with respect to all quality issues, and the terms of the AGREEMENT shall govern with respect to all other terms and conditions.

1.0	General

1.1	All changes to this QUALITY AGREEMENT must be approved in writing by authorized representatives of COMPANY and NEKTAR AL.

1.2	The authorized quality representatives will resolve any disputes or conflicts otherwise relating to this QUALITY AGREEMENT in a timely and equitable manner and in compliance with all applicable quality and regulatory requirements. Such resolutions shall be in writing and shall be signed by the authorized Quality Assurance representatives of NEKTAR AL and COMPANY. If any issue remains unresolved for more than twenty (20) business days, the senior corporate Quality officials from NEKTAR AL and COMPANY should be contacted to resolve the issue.

1.3	The respective Quality Assurance Departments of the PARTIES shall provide a Quality Assurance management organizational chart and list of contact information to each other. In addition, both PARTIES agree to notify each other of changes to Quality Assurance management or contact information within twenty (20) business days of a material change.

2.0	Change Control

NEKTAR AL will utilize a documented system of procedures for the control of changes to systems, facilities, processes, procedures, raw materials, packaging materials, suppliers, equipment, manufacturing methods, BATCH size, and analytical testing and release requirements (“CHANGE CONTROL”). CRITICAL CHANGES to SELECTED REAGENT (Attachment A) must be APPROVED in writing by COMPANY prior to implementation. If a DMF has been filed for SELECTED REAGENT, any CRITICAL CHANGE will be included in a DMF update as required by the FDA, the EMEA and other regulatory bodies.

3.0	Regulatory

3.1	Regulatory Filings

3.1.1	NEKTAR AL will prepare a DMF with assistance from COMPANY only if such assistance is requested by NEKTAR AL. NEKTAR AL will file the DMF with the FDA, the EMEA and other regulatory bodies as reasonably required by the COMPANY consistent with COMPANY’S regulatory strategy for SELECTED PRODUCT. NEKTAR AL will own the DMF and maintain the DMF through the TERM of the AGREEMENT. NEKTAR AL will grant COMPANY the right to reference such DMF. In jurisdictions where COMPANY seeks MARKETING AUTHORIZATIONS but which do not have a DMF procedure, NEKTAR AL will provide COMPANY with those relevant sections, appropriately redacted, of the DMF needed for regulatory submission of the SELECTED PRODUCT. COMPANY and NEKTAR AL will work together to minimize public disclosure of NEKTAR CONFIDENTIAL INFORMATION related to any regulatory submission.

3.1.2	NEKTAR AL shall collaborate as agreed upon with COMPANY, at COMPANY’S request, to enable COMPANY to comply with requirements of applicable regulatory authorities to perform clinical trials and obtain MARKETING AUTHORIZATION for the SELECTED PRODUCT, including by providing COMPANY and its SUBLICENSEES and CMOS with a letter authorizing COMPANY and its SUBLICENSEES and CMOS to reference NEKTAR AL’S DMF (provided that COMPANY and its SUBLICENSEES and CMOS will have no direct access to the DMF) and other regulatory filings regarding the SELECTED REAGENT, and to further collaborate with COMPANY to resolve the concerns of applicable regulatory authorities with respect to the manufacture or processing of the SELECTED REAGENT prior to its shipment to COMPANY. In the event COMPANY requests technical assistance from NEKTAR AL under this Section 3.1.2, NEKTAR AL will provide such assistance in accordance with Section 6.4.2 of the AGREEMENT.

3.1.3	NEKTAR AL shall maintain, and provide COMPANY with access at NEKTAR AL’S facility at times to be mutually agreed in writing by the PARTIES to, such batch records and other documentation regarding the production of the SELECTED REAGENT hereunder as is reasonably necessary for COMPANY to comply with the applicable LAWS and requests of applicable regulatory authorities regarding the SELECTED PRODUCT and to obtain MARKETING AUTHORIZATION for such SELECTED PRODUCT.

3.1.4	NEKTAR AL will respond to any questions from regulatory authorities in a timely manner, consistent with NEKTAR AL standard operating procedures and the requirements of the AGREEMENT. NEKTAR AL will provide COMPANY with redacted copies of questions from regulatory authorities and associated responses regarding the SELECTED REAGENT, prior to submission of responses to such regulatory authorities. NEKTAR AL will prepare such responses with assistance form COMPANY, as requested by NEKTAR AL.

3.2	Complaints and Adverse Event Reporting

3.2.1	Each PARTY shall PROMPTLY notify the other of any information coming into its possession concerning the safety, quality, efficacy, and actual or pending regulatory action regarding the SELECTED REAGENT. Any determinations on how to address the information provided by NEKTAR AL, including communication with regulatory authorities, shall be the responsibility of COMPANY. In addition, NEKTAR AL shall provide to COMPANY such other information specifically relating to safety of the SELECTED REAGENT as is reasonably necessary to comply with requirements of applicable regulatory authorities.

3.2.2	COMPANY shall maintain systems for the management of SELECTED PRODUCT complaints and will maintain procedures and systems for the surveillance, receipt, and evaluation of serious adverse drug events, 21 CFR § 314.80(a), as well as all other adverse drug events as they pertain to the SELECTED PRODUCT.

3.3	Recalls

3.3.1	In the event that either PARTY determines that the SELECTED REAGENT violates applicable LAWS or the agreed upon SPECIFICATIONS, whether or not such action is requested by any governmental agency, NEKTAR AL and COMPANY shall notify each other PROMPTLY in writing. After such notice, the PARTIES’ appropriate representatives will consult to determine if the SELECTED PRODUCT should be recalled or withdrawn from the market. The final decision to recall or withdraw the SELECTED PRODUCT resides with COMPANY. Performance of all activities associated with recalls and withdrawals, including all costs associated therewith, are the responsibility of COMPANY.

3.3.2	COMPANY will notify NEKTAR AL of any recall involving the SELECTED PRODUCT, regardless of whether the recall involves an issue with the SELECTED REAGENT. If the recall involves an issue with the SELECTED REAGENT, NEKTAR AL will PROMPTLY initiate the investigation of the issue following its standard operating procedures.

4.0	Raw Materials

4.1	Procurement, Delivery and Storage of Raw Materials

4.1.1	NEKTAR AL is responsible for determining suitable source(s) of all raw materials for the SELECTED REAGENT and procuring such materials from such source(s). NEKTAR AL vendor qualification requirements will apply to all materials sourced by NEKTAR AL for the SELECTED REAGENT. Qualification of suppliers of raw materials shall be documented by NEKTAR AL, and such documentation shall be made available to COMPANY during COMPANY’S annual quality audit of NEKTAR AL, if requested. NEKTAR AL will maintain a complete list of process specific materials to be utilized in manufacturing the SELECTED REAGENT.

4.1.2	NEKTAR AL will store and handle all raw materials under appropriate conditions. NEKTAR AL will maintain appropriate controls to prevent cross-contamination of the raw materials and other materials used in the manufacture of the SELECTED REAGENT.

4.2	Inspection and Testing of Raw Materials NEKTAR AL is responsible for determining specifications for raw materials. Such specifications will be in accordance with NEKTAR AL’S standard operating procedures.

4.3

Transmissible Spongiform Encephalopathies (TSE) Compliance NEKTAR AL will source relevant raw materials from non-animal derived sources whenever possible. If NEKTAR AL does use animal derived sources for relevant raw materials, it will source those relevant raw materials from non-TSE relevant animal derived sources. Upon COMPANY’S annual request, NEKTAR AL will provide a statement/certificate to COMPANY as documentation that the processes by which NEKTAR AL manufactures REAGENT do not employ materials that are from, are derived from, or may have come in contact with SPECIFIED RISK

MATERIAL (SRM). Along with this statement/certificate, NEKTAR AL will provide copies of the material sourcing documentation for each raw material used in the manufacture of REAGENT.

5.0	SPECIFICATIONS and Analytical Methods

5.1	SPECIFICATIONS

The SELECTED REAGENT will be manufactured, packaged, labeled, handled, and shipped in accordance with the written SPECIFICATIONS (Attachment C) and NEKTAR AL’S standard operating procedures.

5.2	Analytical Methods

NEKTAR AL is responsible for monitoring and complying with compendial (USP, Ph. Eur., JP) test methods and procedures as they apply to the SELECTED REAGENT. COMPANY may review any new non-compendial test methods transfer, qualification, and/or validation for the SELECTED REAGENT during the annual quality audit.

6.0	Inspections and Testing of the SELECTED REAGENT

6.1	NEKTAR AL will inspect and test the SELECTED REAGENT as set forth in NEKTAR AL’S standard operating procedures.

6.2	Released SELECTED REAGENT Documentation

NEKTAR AL will provide COMPANY with a signed certificate of analysis with each BATCH of SELECTED REAGENT. Manufacturing records and Quality Control test results will be reviewed by NEKTAR AL Quality Assurance for conformance to NEKTAR AL requirements. All BATCH related deviation issues will be closed prior to BATCH release by NEKTAR AL Quality Assurance. NEKTAR AL will retain all completed manufacturing records, Quality Control test records, and BATCH related documents for seven (7) years from DATE OF MANUFACTURE. These documents must be accessible for review and inspection at NEKTAR AL’S MANUFACTURING FACILITY by COMPANY during the annual quality audit or by regulatory authorities, if requested. At the end of the document retention period, NEKTAR AL will notify COMPANY in the event that the documents will no longer be retained by NEKTAR AL. COMPANY may elect to have the original records continue to be retained by NEKTAR AL or a third party as designated by NEKTAR AL at COMPANY’S expense.

6.3	Analytical Testing

NEKTAR AL will perform testing in accordance with its established methods and procedures and will review the results against defined specifications. Changes to these methods and procedures will be consistent with NEKTAR AL’S CHANGE CONTROL procedure. Deviations to the test methods and procedures and out-of-SPECIFICATIONS test results on the SELECTED REAGENT will be handled in a manner consistent with Section 6.4 of this QUALITY AGREEMENT.

6.4	Deviations and SIGNIFICANT DEVIATIONS

6.4.1	Deviations will be managed according to NEKTAR AL’S standard operating procedures.

6.4.2	SIGNIFICANT DEVIATIONS are defined in Attachment B. SIGNIFICANT DEVIATIONS will be investigated in accordance with NEKTAR AL’S Standard operating procedures for root cause and will be fully documented by NEKTAR AL.

6.4.3	NEKTAR AL must provide a copy of a summary report(s) on all SIGNIFICANT DEVIATIONS relating to the SELECTED REAGENT for COMPANY’S consideration. A SIGNIFICANT DEVIATION on the SELECTED REAGENT must be approved by COMPANY prior to shipment of the SELECTED REAGENT.

6.4.4	An investigation for an out-of-SPECIFICATION result for stability testing for the SELECTED REAGENT will be completed according to NEKTAR AL’S standard operating procedures and communicated to COMPANY.

6.4.5	A confirmed out-of-SPECIFICATION result, at the recommended storage conditions, for stability testing on the SELECTED REAGENT will be communicated to COMPANY within ten (10) business days.

6.5	Label Master Copy Approval

Label master copy approval will be handled through NEKTAR AL’S CHANGE CONTROL system. The SELECTED REAGENT’S label must contain the DATE OF MANUFACTURE or re-test date (when available) of the SELECTED REAGENT, the recommended storage conditions, the BATCH number and the SAFETY STATEMENT of the SELECTED REAGENT.

7.0	Audits

7.1	Regulatory Inspections

7.1.1	NEKTAR AL will PROMPTLY notify COMPANY of any inspections by a regulatory authority that directly involves the SELECTED REAGENT.

7.1.2	In the event of a regulatory inspection, NEKTAR AL will provide COMPANY with a summary report at the completion of such regulatory inspection, if and as it applies to the SELECTED REAGENT. Any written inspectional correspondence that directly affects the SELECTED REAGENT will be communicated, within one (1) business day, by NEKTAR AL to COMPANY via telephone, followed by a redacted copy of any inspectional observations from such inspection.

7.1.3	COMPANY will PROMPTLY notify NEKTAR AL of any inspection by a regulatory authority that directly involves SELECTED PRODUCT containing the SELECTED REAGENT.

7.2	COMPANY Quality Audits

7.2.1

COMPANY and/or its SUBLICENSEES may audit NEKTAR AL’S MANUFACTURING FACILITIES where the SELECTED REAGENT is manufactured and systems, including manufacturing, testing, and stability, no more than a total of once annually for compliance with this Quality Agreement and for purposes of verifying that NEKTAR AL is meeting its warranty obligations under Section 5.2 of the AGREEMENT. COMPANY and/or its SUBLICENSEES will provide sixty (60) days prior written notice for scheduling any such quality audit and such audits shall not include more than three (3) auditors and shall not exceed two (2) business days in duration, unless otherwise mutually agreed. The quality audit dates will be mutually agreed. Such audits may be performed only during regular business hours and shall be subject to confidentiality obligations. After receipt of a formal written quality audit report from COMPANY, NEKTAR AL will respond to COMPANY within thirty (30) business days on the status of any quality audit observations.

7.2.2	NEKTAR AL will facilitate, as requested by COMPANY and as mutually agreed by NEKTAR AL, on site FOR CAUSE AUDITS of NEKTAR AL’S facility(s), systems and documentation. COMPANY will have right to conduct FOR CAUSE AUDITS as necessary with reasonable written notice as mutually agreed by NEKTAR AL. COMPANY will clearly define the objective(s) of the audit and supply NEKTAR AL with a summary of the issue under investigation along with the written notice of the FOR CAUSE AUDIT to NEKTAR AL. COMPANY will be given reasonable access to the facilities, systems, data and NEKTAR AL personnel deemed necessary in the course of the FOR CAUSE AUDIT. FOR CAUSE AUDITS are in addition to the annual quality audit conducted in each calendar year.

8.0	Training

NEKTAR AL will have a documented training program for all personnel engaged in activities directly related to the manufacturing, testing, and release of the SELECTED REAGENT. Training records will be available for COMPANY’S review during the annual quality audit, if requested.

9.0	Data Reporting Requirements

The analytical data pack used to support NEKTAR AL’S release of the SELECTED REAGENT must be stored and retained in accordance with NEKTAR AL’S standard operating procedures and may, if requested, be reviewed by COMPANY during its annual quality audit of NEKTAR AL.

10.0	Shipment of the SELECTED REAGENT

NEKTAR AL will only ship SELECTED REAGENT which has been released by the approved NEKTAR AL standard operating procedures and which meets the SPECIFICATIONS. COMPANY will identify the destination to which the SELECTED REAGENT BATCHES are to be shipped.

11.0	Retained Samples of the SELECTED REAGENT

11.1	NEKTAR AL agrees to store retained samples for all the SELECTED REAGENT BATCHES in accordance with NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its annual quality audit of NEKTAR AL.

The amount of retained samples must be of sufficient quantity to conduct at least full SPECIFICATION analyses in duplicate.

11.2	NEKTAR AL agrees to store the retained samples under controlled storage conditions defined by NEKTAR AL for the SELECTED REAGENT for one (1) year past expiry or three (3) years after shipment, whichever is longer.

12.0	Storage of SELECTED REAGENT

NEKTAR AL agrees to store the SELECTED REAGENT under appropriate storage conditions according to NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its annual quality audit of NEKTAR AL.

13.0	Restricted Compounds

The NEKTAR AL MANUFACTURING FACILITY used in the manufacture, storage, and shipment of the SELECTED REAGENT will not knowingly contain any contamination by penicillins, cephalosporins, beta lactams, tetracyclines, antineoplastic agents, and compounds classified as Pregnancy Category X as defined in 21 CFR § 201.57(f)(6)(i)(e), including without limitation, FSH/LHRH oligopeptides.

14.0	Quality Reviews

COMPANY’S Quality Assurance and NEKTAR AL’S Quality Assurance agree to meet as needed to discuss outstanding quality issues. COMPANY and NEKTAR AL will meet as necessary to review quality issues related to the obligations and responsibilities as described in this QUALITY AGREEMENT.

15.0	Returned Goods

NEKTAR AL will follow NEKTAR AL’S standard operating procedures as may be reviewed by COMPANY during its annual quality audit of NEKTAR AL for handling returned goods, quarantined materials, and/or rejected materials.

16.0	Stability

NEKTAR AL is responsible for conducting stability testing of the SELECTED REAGENT upon written request by COMPANY and at COMPANY’S expense.

Attachment A

CRITICAL CHANGES

CRITICAL CHANGE means any:

•	change to CRITICAL RAW MATERIALS (includes change in vendor, grade and/or change in testing methodology/specification),

•	significant process change (includes process changes due to change of major equipment, scale of production, NEKTAR AL MANUFACTURING FACILITY),

•	change in In Process Control (IPC) and release testing which change the methodology and/or SPECIFICATION, or

•	change in packaging

which could influence purity or stability of the SELECTED REAGENT, or which could affect its use in subsequent processing of the SELECTED PRODUCT derived from the SELECTED REAGENT, or which is outside of the scope of documentation submitted by NEKTAR AL to regulatory authorities or to COMPANY in connection with MARKETING AUTHORIZATION for the SELECTED PRODUCT.

Attachment B

SIGNIFICANT DEVIATIONS

SIGNIFICANT DEVIATIONS are:

•	A physical contamination, cross-contamination, or other chemical contamination,

•	A confirmed out-of-SPECIFICAT1ON result for release or stability testing for the SELECTED REAGENT,

•	REWORKING of the SELECTED REAGENT,

•	A deviation from CRITICAL PROCESS PARAMETERS or if a DMF is filed by NEKTAR AL, a deviation from the process information on such DMF, or

•	Use of an expired raw material or raw material(s) of a different grade or from a different vendor from NEKTAR AL’S internally approved documentation if such events have the potential to significantly adversely affect the quality, purity or stability of the SELECTED REAGENT.

Attachment C

SPECIFICATIONS

Product Information

Product Code: 00	Item Number: 2Z3X0T41

Product: N-Hydroxysuccinimidyl ester of bis-(methoxypoly (ethylene glycol) MW 20,000- modified lysine (PEG2NHS40KP/B)

Procedure #	Test	Specification
N/A	Appearance	Free-flowing powder or flaky powder which may contain some lumps
N/A	Color	White to off-white
Identity
PAM-00-20	NMR	Conforms to Reference
PAM-00-05	Molecular Weight (Mn GPC)	40 kDa ± 4 kDa
PAM-00-05	Polydispersity	NMT 1.08
N/A	% Purity[1]	NLT 93%
Impurities
PAM-00-47	PEG3	NMT 0.7%
PAM-00-47	PEG4	NMT 2%
PAM-00-47	PEG Acid	NMT 5%
PAM-00-47	Other	No single other impurity GT 1%
N/A2	Total Impurities	NMT 7%
PAM-00-77	Organic Volatile Impurities
	Dichloromethane	NMT 0.01%
	Ethyl Ether	NMT 0.01%
	Isopropyl alcohol	NMT 0.01%

1	% Purity = 100% - Total Impurities.
2	Total Impurities = PEG3 + PEG4 + PEG Acid + Other.

Attachment D

Definitions

“BATCH” means a specific quantity of a SELECTED REAGENT produced in a process or fraction of a process.

“CHANGE CONTROL” has the meaning set forth in Article 2 of this QUALITY AGREEMENT.

“CRITICAL CHANGES” has the meaning set forth in Attachment A of this QUALITY AGREEMENT.

“CRITICAL PROCESS PARAMETERS” are those parameters that are defined in NEKTAR AL’S Process Validation Report for SELECTED REAGENT (VR-291).

“CRITICAL RAW MATERIALS” are: Methoxypoly(ethylene glycol) MW 20,000 (mPEG-20K); Di(1-benzotriazolyI) carbonate; DL-Iysine monohydrochioride; and N-Hydroxysuccinimide.

“DATE OF MANUFACTURE” means the last date of active manufacturing for the SELECTED REAGENT, typically when the SELECTED REAGENT is removed from drying.

“DMF” means a drug master file covering the analysis and manufacturing of SELECTED REAGENT.

“FOR CAUSE AUDIT” means a site visit other than routine audits or business discussion, for the purpose of reviewing documentation, facilities or processes related to a serious quality concern or an adverse event.

“NEKTAR AL’S MANUFACTURING FACILITY” means 1112 Church Street, Huntsville, Alabama 35801.

“PROMPTLY” means no more than three (3) business days.

“REWORK” means subjecting SELECTED REAGENT that does not conform to standards or SPECIFICATIONS to one or more processing steps that are different from the established manufacturing process (e.g., re-crystallization from a different solvent).

“SIGNIFICANT DEVIATION” has the meaning set forth in Attachment B of this QUALITY AGREEMENT.

“SAFETY STATEMENT” means the statement that is included on the labels of the SELECTED REAGENT: “Caution: For Manufacturing, processing or repacking. Not approved for human use without further processing.”

“SPECIFIED RISK MATERIAL (SRM)” means the following materials from bovine (cow), ovine (sheep) and/or caprine (goat) animals, as defined in Regulation (ED) No 999/2001 of the European Parliament and of the Council:

•	the entire head (excluding the tongue), including the brain and eyes, tonsils, trioeminal ganglia, thymus and spinal cord, from bovine animals over six(6) months old

•	the skull, including the brain and eyes, tonsils and spinal cord, from ovine and/or caprine animals over twelve (12) months old or of any age that have permanent incisor tooth erupted through the gum

•	the small and large intestines from bovine animals of any age

•	the spleen from ovine and/or caprine animals of any age

•	the spleen from bovine animals over six(6) months old

•	the vertebral column of bovine, ovine and/or caprine animals of any age

SCHEDULE V

INITIAL REAGENT PRICES

Pursuant to Section 6.4, COMPANY will pay to NEKTAR AL the following PURCHASE PRICE for the SELECTED REAGENT under this AGREEMENT:

Total Amount of SELECTED REAGENT purchased over calendar year (kg)	Price per Gram (U.S. DOLLARS)

Less than 10 kg	[	*]

Equal to or greater than 10 kg and less than 30 kg	[	*]

Equal to or greater than 30 kg and less than 50 kg	[	*]

Equal to or greater than 50 kg	[	*]

SCHEDULE VI

NEKTAR AL PATENT RIGHTS

SC Reference Patent Number/

Publication Number!

Application Number Priority Date Status

SC Reference	Patent Number/ Publication Number/ Application Number	Priority Date	Status

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

To be updated from time to time as appropriate.

NEKTAR AL represents that as of the EFFECTIVE DATE, NEKTAR AL’s manufacture of the SELECTED REAGENT requires: (a) a composition comprising a [*], prepared by a method comprising the steps of: [*]; and (b) [*]:

[*]

wherein [*] which structure encompasses SELECTED REAGENT.

SCHEDULE VII

ENZON PATENTS

[*]

[*]

[*]

[*]

SCHEDULE VIII

APPROVED CMOS

Agilent

Ambion

Avecia.

Biospring

Dharmacon

Eurogentec

Girindus

Hokkaido

IDT

Lonza

Qiagen

Raylo/Degussa RNA-TEC

SinoPharm

Solvay

Additional CMOs may be added in accordance with Section 2.4.2.